AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1997

                                                REGISTRATION NO. 333-33385
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT

                       UNDER THE SECURITIES ACT OF 1933

                               ---------------
                                LOGILITY, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         GEORGIA                     7379                    58-2281338
 (STATE OR JURISDICTION  (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
           OF             CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                               ---------------
                        470 EAST PACES FERRY ROAD, N.E.
                            ATLANTA, GEORGIA 30305
                                (404) 261-9777
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
                              HENRY B. LEVI, ESQ.
                           GAMBRELL & STOLZ, L.L.P.
                          SUITE 4300, SUNTRUST PLAZA
                          303 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA 30308
                                (404) 577-6000
                           FACSIMILE: (404) 221-6501
             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE AND
         FACSIMILE NUMBERS, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   Copy to:
                          WILLIAM B. ASHER, JR., ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 HIGH STREET
                          BOSTON, MASSACHUSETTS 02110
                                (617) 248-7000

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]



  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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


              SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1997

                                2,200,000 SHARES

                                      LOGO
                         OF LOGILITY, INC. APPEARS HERE

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. Following this offering, American Software, Inc. will own approximately 84% of the outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). See "Relationship with American Software and Certain Transactions."

  It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, upon completion of this offering, under the symbol "LGTY."

  SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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- --------------------------------------------------------------------------------

                                            Price to   Underwriting Proceeds to
                                             Public    Discount (1) Company (2)
- -------------------------------------------------------------------------------
Per Share................................    $            $           $
Total (3)................................  $            $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $850,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-
    allotments, if any. If the Underwriters exercise this option in full, the
    Price to Public will total $          , the Underwriting Discount will
    total $           and Proceeds to Company will total $             . See
    "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any orders in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the offices of Montgomery Securities on or about                , 1997.

                                  -----------

Montgomery Securities
      Cowen & Company

              Interstate/Johnson Lane
                   Corporation
                                           Hampshire Securities Corporation

                                       , 1997
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Title:  Collaborative Planning With Logility

Graphic:

     The centerpiece of the diagram is a five-sided pyramid. The face panel is horizontally divided into four segments, with the four segments containing, from top to bottom, the words "Global," "Region," "Territory," and "Customer." The panel immediately left of the face panel is divided into three horizontal segments, containing, from top to bottom, the words "Batch," "Lot," and "SKU." The panel immediately right of the face panel is also divided into three horizontal segments, containing, from top to bottom, the words "Pallet," "Cube," and "Unit." The two smaller panels on the far left and far right sides of the pyramid are each divided into three horizontal segments and neither panel contains any writing.

     Beneath the face panel are two stylized pictures. One picture depicts an individual sitting at a desk entering or reviewing data on a PC and to the center-left of the picture is contained the word "sales." The other picture depicts an individual entering or reviewing data on a PC and the bottom of the picture contains the word "distributors." Between the picture of the distributor and the face panel of the pyramid is a globe of the world containing the word "web." The globe is connected to the face panel of the pyramid and the picture of the distributor by a wave, and the words "Chicago," "Munich," and "Melbourne" surround the globe and the PC.

     Beneath the panel immediately left of the face panel is a stylized picture of an individual sitting at her desk reviewing or entering data on a PC. The bottom of the picture contains the word "manufacturing." Beneath the panel immediately right of the face panel is a stylized picture of an individual holding his hard-hat in one hand and leaning over a PC while reviewing data on the PC. The bottom of the picture contains the word "logistics."



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Title:  Logility Value Chain Solutions

Diagram:

     The center of the diagram contains an oval within which are contained eight smaller circles. The center of the oval contains the words "Logility Value Chain Solutions" and the eight smaller circles contain the following words:
Demand Planning, Replenishment Planning, Manufacturing Planning, Transportation Planning, Transportation Management, WarehousePRO, Inventory Planning and Event Planning. Between the smaller circles and the outer boundary of the oval, to the center-left are the words "Demand Chain Voyager(TM)" and to the center-right are the words "Supply Chain Voyager(TM)."

     Outside the oval, there are four stylized pictures at the four corners of the diagram. Each picture depicts a device or object and each picture contains two PC screens with data or graphs. Beneath the picture at the upper-left corner of the diagram is a caption titled "Increasing forecast accuracy including inventory simulations" and the two PC screens with this picture are connected to the Demanding Planning and Inventory Planning circles within the oval. Beneath the picture at the upper-right corner of the diagram is a caption titled "Optimizing manufacturing & replenishment plans" and the two PC screens with this picture are connected to the Replenishment Planning and Manufacturing Planning circles within the oval. Beneath the picture at the lower-right corner of the diagram is a caption titled "Integrating transportation planning and management" and the two PC screens with this picture are connected to the Transportation Planning and Transportation Management circles within the oval. Beneath the picture at the lower-left corner of the diagram is a caption titled "Improving warehouse operations with configurable workflows" and the two PC screens with this picture are connected to the WarehousePRO circle within the oval. The screens are connected to the circles by shaded beams which expand in width and fade as they extend from the circles to the PC screens.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Combined Financial Statements and the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) reflects a 11,300-for-1 split of the shares of Common Stock effected in August 1997 and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

  Logility, Inc. ("Logility" or the "Company") develops, markets and supports software applications that optimize the operating efficiencies of manufacturers, suppliers, distributors, retailers and other organizations along the "value chain." The value chain refers to the complex network of relationships that organizations maintain with trading partners to source, manufacture and deliver products to the customer. The Company's solution, Logility Value Chain Solutions, consists of an integrated software suite that provides advanced collaborative planning and integrated logistics capabilities that are designed to reduce inventory costs, improve forecast accuracy, decrease order cycle times, optimize production scheduling, streamline logistics operations, reduce transportation costs and improve customer service. The Company markets its solution primarily to Global 2000 enterprises through a dedicated sales force and through relationships with third-party vendors and service providers.

  Enterprises are under increasing pressure to better manage the value chain as they seek to improve manufacturing efficiency and logistics operations, while maintaining flexibility and responsiveness to changing market conditions and customer demands. To manage and facilitate enhanced collaboration among the various participants in the value chain, organizations are increasingly deploying value chain management software solutions to address their planning and execution requirements. Industry sources estimate that the supply chain planning and execution software market was $246 million in 1996, and is projected to grow at a compound annual growth rate of 48% to more than $1.7 billion by 2001. The warehouse management systems software market was approximately $104 million in 1996, and is projected to grow at a compound annual growth rate of 41% to $586 million by 2001.

  Logility Value Chain Solutions is designed to be an end-to-end solution that synchronizes demand opportunities with supply constraints and logistics operations, and consists of two solution groups, Logility Planning Solutions and Logility Execution Solutions. Logility Planning Solutions enables users to analyze information to more effectively manage demand and respond to changing market conditions, while optimizing the use of production and distribution assets. Logility Execution Solutions is designed to enable users to effectively and efficiently manage the flow of products through distribution centers and warehouses and ensure that those products are delivered to the right location using the optimal transportation alternatives available. Logility Value Chain Solutions is highly modular, allowing for rapid deployment. In addition, the software is scaleable to meet the management requirements of complex processes involving tens of thousands of products across multiple sites.

  The Company believes that it is a technology leader in the field of value chain management software solutions and intends to continue to provide innovative, advanced solutions to the marketplace. The Company believes that it was one of the earliest providers of planning software solutions on a client-server platform, one of the first on Windows NT and the first to introduce a collaborative planning software solution that operates over the Internet. The Company intends to leverage its installed base of customers to broaden the utilization of its solution suite, and to sell newly developed modules that complement the functionality of its existing product line. The Company has a number of recent marketing or product relationships with leading Enterprise Resource Planning ("ERP") vendors and systems integrators, including CAPS Logistics, Oracle, PeopleSoft, Ross

Systems and SAP. The Company intends to utilize these and future relationships with other service providers, software vendors and systems consulting organizations, and to leverage its relationship with its parent, American Software, Inc. ("American Software"), to enhance its indirect distribution channels.

  The Company has licensed one or more modules of Logility Value Chain Solutions to more than 200 companies worldwide, including Eastman Chemical, FINA, Heineken USA, Newell, Pharmacia & Upjohn, Pfizer International, Reynolds Metals, Sony Electronics and VF Corporation. The Company sells its products through direct and indirect channels in the United States and Canada and primarily through indirect channels outside North America. The Company derived approximately 12% of its revenues in fiscal year ended April 30, 1997 from international sales.

  The Company is currently a wholly-owned subsidiary of American Software. References herein to the Company include, as required by the context, the business of the Company as conducted by American Software and certain of its other subsidiaries prior to the transfer of that business to the Company. References herein to American Software include, as required by the context, American Software and certain of its subsidiaries. The Company was incorporated in Georgia on July 25, 1996. Its principal executive offices are located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, and its telephone number is (404) 261-9777.

                                  THE OFFERING

Common Stock offered by the Company.   2,200,000 shares
Common Stock to be outstanding after
 the offering.......................  13,500,000 shares(1)
Use of proceeds.....................  For (i) research and development, (ii)
                                      sales and marketing, (iii) working capital
                                      and other general corporate purposes and
                                      (iv) possible acquisitions.
Nasdaq National Market symbol ......  LGTY

- --------
(1) Based on the number of shares of Common Stock outstanding as of the date of this Prospectus. Excludes an aggregate of 295,000 shares of Common Stock reserved for future option grants under the Company's 1997 Stock Plan. See "Management--1997 Stock Plan."

                        SUMMARY COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS
                                                                  ENDED JULY
                                       YEARS ENDED APRIL 30,          31,
                                      -------------------------  --------------
                                       1995     1996     1997     1996    1997
                                      -------  -------  -------  ------  ------
COMBINED STATEMENT OF OPERATIONS
 DATA:
 Revenues............................ $10,210  $16,633  $21,824  $4,792  $7,748
 Cost of revenues....................   3,838    6,023    7,158   1,564   2,279
                                      -------  -------  -------  ------  ------
 Gross margin........................   6,372   10,610   14,666   3,228   5,469
                                      -------  -------  -------  ------  ------
 Operating income (loss).............  (3,246)  (2,874)  (1,954)   (497)    224
 Net income (loss)................... $(3,246) $(2,874) $(1,954) $ (497) $  224
                                      =======  =======  =======  ======  ======
 Net income (loss) per common share.. $ (0.29) $ (0.25) $ (0.17) $(0.04) $ 0.02
                                      =======  =======  =======  ======  ======
 Weighted-average common shares
  outstanding........................  11,300   11,300   11,300  11,300  11,300

                                                              JULY 31, 1997
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
COMBINED BALANCE SHEET DATA:
 Cash and cash equivalents............................... $   400    $24,102
 Working capital.........................................     644     24,346
 Total assets............................................  16,651     40,353
 Total stockholder's equity..............................   6,661     30,363

- --------
(1) Gives effect to the sale of the 2,200,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom.

                           FORWARD-LOOKING STATEMENTS

  Information contained in this Prospectus includes "forward-looking statements" that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. The Company faces many risks and uncertainties, including without limitation those described in this Prospectus under the caption "Risk Factors." Because of these risks and uncertainties, the Company's actual results may differ materially from any results presented in or implied by the forward-looking statements included in this Prospectus.

                                ----------------

  Logility, Logility Execution Solutions, Logility Planning Solutions, Logility Value Chain Solutions, Demand Chain Voyager, Supply Chain Voyager and WarehousePRO are trademarks of the Company. This Prospectus also contains trademarks and trade names of companies other than the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

RECENT ORGANIZATION; ABSENCE OF OPERATING HISTORY AS AN INDEPENDENT BUSINESS

  The Company is a wholly-owned subsidiary of American Software and initially conducted its business and operations as the Supply Chain Planning division of American Software. In January 1997, American Software transferred substantially all of the client-server value chain management software operations (including research and development), assets and associated liabilities of its Supply Chain Planning division to the Company. In August 1997, American Software transferred to the Company its WarehousePRO software and substantially all of the associated operations and liabilities. Also in August 1997, American Software transferred to the Company the business, operations, assets and liabilities of Distribution Sciences, Inc., a wholly-owned subsidiary of American Software, including the software now known as Transportation Management and Transportation Planning, by merging that subsidiary into the Company. Accordingly, the Company has only a limited independent operating history upon which an evaluation of the Company and its prospects can be based. The Company's management has no experience, as a group, operating the Company as a stand-alone business. The inability of the Company to operate successfully as a separate entity would have a material adverse effect on the Company's business, operating results and financial condition.

  Certain financial information included in the Company's combined results of operations have been determined on the basis of allocations of expenses and other items between American Software and the Company, which allocations management believes to be reasonable. The financial information included herein does not necessarily indicate the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been operated as a separate, stand-alone business during the periods presented.

  Because the Company operated as a division of American Software until January 1997, and the name "Logility" was not used by American Software or the Company in the marketplace until that time, the Company has had only a short period to establish name recognition in the market for value chain management software products. Achieving this name recognition may be delayed by the Company's continuing ties to American Software as a majority-owned subsidiary. The Company has in place a marketing campaign to establish and enhance name recognition for its products and services, but there can be no assurance that this campaign will be successful. Failure to achieve such name recognition could deprive the Company of sales opportunities and could have a material adverse affect on the Company's business, operating results and financial condition. See "Business--Sales and Marketing."

CONTINUING RELIANCE ON AMERICAN SOFTWARE

  Because the Company has historically operated as a division of American Software, until recently it has received substantially all of its financial, accounting, marketing and management services from American Software. To date, all sales of WarehousePRO software products have been made by American Software's sales force. The Company and American Software have entered into an agreement whereby American Software has agreed to act as a sales and marketing agent for the Company. The Company expects that it will rely to a substantial extent on this continuing sales and marketing relationship with American Software. In addition, the Company will continue to rely on financial, accounting and management services provided by American Software. Except as otherwise described in this Prospectus, American Software has no obligation to provide these services to the Company. The Company's business, operating results and financial condition may be adversely affected by a reduction or discontinuation of services from American Software. See "Relationship with American Software and Certain Transactions."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND SEASONALITY; POTENTIAL QUARTERLY LOSSES

  The Company has experienced, and expects to continue to experience, significant fluctuations in quarterly operating results that may be caused by many factors, including, among others: the size and timing of orders for the Company's products; the length of the sales cycle and implementation schedule for the Company's products, and delays in the implementation process; customer order deferrals in anticipation of new products and product enhancements; introduction or enhancement of products by the Company or its competitors; changes in pricing policy of the Company or its competitors; increased competition; seasonality of revenue; technological changes in computer systems and environments; quality control of products sold; readiness of the market to deploy value chain management products; the Company's success in expanding its sales, support, service, marketing and product development organizations; personnel changes; fluctuation in foreign currency exchange rates; mix of license, maintenance and service revenues; and general economic conditions. Because a significant portion of the Company's revenues has been, and the Company believes will continue to be, derived from large orders, the timing of orders and their fulfillment has caused, and is expected to continue to cause, material fluctuations in the Company's operating results, particularly on a quarterly basis. In addition, the Company intends to continue to expand its direct sales force. The timing of such expansion and the rate at which new sales personnel become productive has in the past caused, and could in the future cause, material fluctuations in the Company's quarterly operating results. As a result of these and other factors, the Company believes that period-to-period quarterly comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

  The Company's future quarterly revenues are difficult to forecast in part because the value chain management software market is an emerging market that is subject to rapid change. Further, because the Company generally ships software products within a short period after receipt of an order, it typically does not have a material backlog of unfulfilled orders. Accordingly, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and cannot be predicted with any degree of certainty. In addition, the Company typically receives a significant portion of product orders in the last two weeks of a quarter. Because a high percentage of the Company's expenses, primarily personnel and facilities costs, are relatively fixed, a small variation in the timing of software licensing transactions, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter, and may result in losses.

  Due to the foregoing factors, it is possible that in future periods the Company's revenues and thus its operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Operating Results."

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

  The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line, to maintain and extend compatibility with leading ERP systems and with widely used hardware and operating system platforms, and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. The introduction of products using new technologies and the emergence of new industry standards could render the Company's existing products, and products currently under development, obsolete and unmarketable. In addition, there are special risks associated with products, such as the Demand Chain Voyager and Supply Chain Voyager modules, that must comply with rapidly changing Internet standards. See "Dependence on and Risks Associated with the Internet and Intranets." There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

  As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for value chain management products, major new products and product enhancements can require long development and testing periods. Software products as complex as those offered by the Company often encounter development delays and may contain undetected defects when introduced or when new versions are released. There can be no assurance that the Company will not encounter product development delays in the future or that, despite testing by the Company, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in damage to the Company's reputation, loss of revenue, loss of market share, delay in market acceptance or warranty claims, any of which could have a material adverse effect upon the Company's business, results of operations and financial condition. Although the Company generally attempts to limit by contract its exposure to incidental and consequential damages, if a court failed to enforce the liability limiting provisions of the Company's contracts for any reason, or if liabilities arose which were not effectively limited, the Company's business, results of operations and financial condition could be materially and adversely affected. See "Business--Research and Product Development."

DEPENDENCE ON EMERGING MARKET FOR VALUE CHAIN MANAGEMENT SOFTWARE

  The Company currently derives, and expects to continue to derive, substantially all of its revenues from licenses and services related to value chain management software products. Although demand for these products has grown in recent periods, the market for value chain management software is still emerging. There can be no assurance that this market will continue to grow or, even if it does grow, that businesses will purchase the Company's products. The Company has spent, and intends to continue to spend, considerable resources educating potential customers generally about value chain management software solutions and specifically about the Company's products. There can be no assurance, however, that such expenditures will enable the Company to achieve any additional degree of market acceptance. If the market for value chain management software fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products and Services."

COMPETITION

  The Company's products are targeted at emerging markets within the application software market, which is intensely competitive and characterized by rapid technological change. The Company's existing competitors are diverse and offer a variety of solutions directed at various aspects of the value chain, as well as the enterprise as a whole. In addition, the Company faces potential competition for the Logility Value Chain Solutions software from
(i) internal development efforts by corporate information technology departments, (ii) smaller independent companies that have developed or are attempting to develop value chain management software that competes with the Company's software solution, and (iii) other business application software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, value chain management software.

  Many of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The principal competitive factors affecting the market for the Company's products include vendor and product reputation; product architecture, functionality and features; costs; ease and speed of implementation; return on investment; product quality, price and performance; and level of support. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Competition."

MANAGEMENT OF GROWTH; RELIANCE ON MANAGEMENT AND KEY PERSONNEL

  The Company's business has grown significantly in the last two fiscal years, with total revenues increasing to $21.8 million in fiscal year ended April 30, 1997 from $10.2 million in fiscal year ended April 30, 1995. The Company's recent expansion has resulted in substantial growth in the number of its employees (to 185 at April 30, 1997 from 81 at July 31, 1995), the scope of its operations and the geographic distribution of its operations and customers. This recent growth has placed, and if such growth is maintained will continue to place, a significant strain on the Company's management and operations. Moreover, the Chief Financial Officer of the Company, James M. Modak, recently joined the Company in August 1997. The Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future growth successfully, and any inability to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  The Company's future performance also depends in part upon the continued service of key members of management, as well as sales, support, service, marketing and product development personnel. The loss of one or more of the Company's key personnel could have a material adverse effect on the Company's business, operating results and financial condition. The Company believes its future success will depend in part upon its ability to attract and retain highly skilled management, sales, support, service, marketing and product development personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting, assimilating and retaining such personnel in the future. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Employees" and "Management--Executive Officers and Directors."

  The Company does not have, and does not currently intend to obtain, key man insurance on any of its executive management. There are generally no post-employment restrictions on the right of executive management to compete with the Company or solicit its customers or employees. The absence of key man insurance and post-employment restrictions could adversely affect the Company's business, operating results and financial condition, particularly if an executive officer of the Company elected to terminate his or her employment and become associated with a competitor of the Company. See "Management-- Executive Officers and Directors."

RELIANCE ON AND NEED TO DEVELOP AND ENHANCE RELATIONSHIPS WITH THIRD PARTIES

  Prospective customers of the Company increasingly rely on consulting and systems integration firms and third-party software and hardware vendors in selecting and implementing value chain management software solutions. Accordingly, the Company expects to rely in part on such third parties for sales and lead generation and for implementation services. The Company has formal and informal arrangements with a number of third-party software and hardware vendors and consulting and systems integration firms to enhance its marketing, sales, support, service and product development efforts as well as software implementation services. Such firms include CAPS Logistics, Oracle, PeopleSoft, Ross Systems, SAP, management consulting firms in the United States, and local consulting and sales organizations in Europe and in the Asia/Pacific region. Many of these firms have similar, and often more established, relationships with the Company's competitors. Even when the Company establishes such a relationship, the success of the relationship will depend on a variety of factors, some of which will not be within the control of the Company. Moreover, there can be no assurance that these firms, many of which have significantly greater financial and marketing resources than the Company, will not develop or market software products that compete with the Company's products in the future or will not otherwise discontinue their relations with or support of the Company. The failure of the Company to maintain its existing relationships, or to establish new relationships in the future, for any reason, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales and Marketing."

DEPENDENCE UPON SUCCESSFUL EXPANSION OF MARKETING, SALES, SUPPORT AND SERVICE ORGANIZATIONS

  Many of the personnel in the Company's marketing, sales, support and service organizations have been employed by the Company for less than one year, particularly those in the sales organization. The Company's future success depends upon the successful expansion of these organizations and its ability to establish indirect distribution channels, including resellers, systems solution vendors, application software vendors and systems integrators. The Company currently plans to continue to expand its direct sales force, to develop additional indirect distribution channels and to expand its customer service and support organizations. Although the Company believes that such initiatives ultimately will improve the Company's operating results, to the extent related expenditures are incurred and revenues do not correspondingly increase, the Company's operating results will be materially and adversely affected. In addition, the Company is currently shifting the organization of its sales force from a geographic focus to a vertical market focus, and has recently established a new sales organization for the Company's WarehousePRO software product. There can be no assurance that these steps will be successful. Further, competition for experienced and effective sales personnel in the software industry has increased substantially and continues to increase, making expansion of a sales organization more difficult and expensive. If the Company is unable to expand its marketing, sales, support and service organizations or develop additional distribution channels on a timely basis, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business--Sales and Marketing."

INTERNATIONAL OPERATIONS

  The Company derived approximately 7%, 12%, 20% and 12% of its total revenues from international sales in the three months ended July 31, 1997 and in fiscal years ended April 30, 1997, 1996 and 1995, respectively. The Company believes that continued growth and profitability will require increased sales in international markets. In order to successfully expand international sales, the Company must establish additional foreign operations and hire additional personnel, as well as expand its indirect sales channels in markets outside North America. To the extent that the Company is unable to do so in a timely and effective manner, the Company's growth, if any, in international sales will be limited, and the Company's business, operating results and financial condition could be materially adversely affected. In addition, even if international operations are successfully expanded, there can be no assurance that the Company will be able to maintain or increase international market demand for its products or that such operations will be profitable.

  The Company's international operations are subject to risks inherent in international business activities, including, in particular, management and staffing of an organization spread over various countries, longer accounts receivable payment cycles in certain countries, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic and political conditions. To date, the Company's revenues from international operations have primarily been denominated in United States dollars. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Sales and Marketing."

INTEGRATION OF TRANSPORTATION MANAGEMENT, TRANSPORTATION PLANNING AND WAREHOUSEPRO PRODUCTS

  The Company acquired the Transportation Management, Transportation Planning and WarehousePRO software products from American Software in August 1997. Prior to such transfers, these products were not marketed or sold as part of Logility Value Chain Solutions, but rather were marketed and sold through separate organizations. To maximize the value of these additional products, the Company intends to fully integrate them into its software solution suite. There can be no assurance, however, that these integration efforts will be effective or that they will be implemented on a timely basis. Failure to successfully integrate these products could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales and Marketing."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  In the future, the Company may be required to raise additional capital in order to conduct its operations. Such capital may be raised through additional public or private equity financings, borrowings and other available sources. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. In addition, for so long as American Software desires to include the Company in its consolidated group for federal income tax purposes, which requires that American Software retain at least 80% of the total voting power and stock with a value of at least 80% of the total value of the Company, the Company might be unable to raise capital through equity financings. If adequate funds are not available, the Company may be required to meet its working capital requirements with debt financing or to curtail operations. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's then existing stockholders. See "Relationship With American Software and Certain Transactions," "--Continuing Reliance on American Software" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its products. The Company has not sought to patent its software products and thus does not have the protection that patents might provide. There can be no assurance that the protections relied upon by the Company will be adequate to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of certain foreign countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. As a result, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. Although the Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company. Defense of such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Proprietary Rights and Licenses."

  Certain software used in the Company's products is licensed by the Company from third parties. There can be no assurance that the Company will continue to be able to resell this software under its licenses or, if any licensor terminates its agreement with the Company, that the Company will be able to develop or otherwise procure replacement software from another supplier on a timely basis or on commercially reasonable terms. In addition, such third-party software may contain errors that would be difficult for the Company to detect and correct.

RELATIONSHIP WITH AMERICAN SOFTWARE

  Upon completion of this offering, American Software will own approximately 84% of the Company's outstanding Common Stock (or approximately 82% if the Underwriters' over-allotment option is exercised in full). As long as American Software beneficially owns a majority of the outstanding Common Stock, American Software will be able to determine, without the consent of the other stockholders of the Company, the outcome of any corporate action requiring approval of the Company's stockholders, including the election of the entire Board of Directors of the Company. In addition, through its beneficial ownership of a majority of the Common Stock and control of the Board of Directors, American Software will be able to control the management and affairs of the Company, including all determinations with respect to acquisitions, dispositions, mergers, and other business combinations, borrowings, issuances of Common Stock or other equity securities of the Company, the Company's dividend policy, and any change in control of the Company. Further, the Amended and Restated Articles of Incorporation of the Company (the "Articles") permit stockholder action by written consent if approved by holders of a majority of the outstanding shares of Common Stock, which currently would permit American Software to act without calling a meeting of stockholders. See "Description of Capital Stock--Certain Provisions of Articles and Bylaws."

  The Company's relationship with American Software also is governed by various agreements between the Company and American Software and certain of American Software's other direct and indirect subsidiaries, including a Subsidiary Formation Agreement, Services Agreement, Facilities Agreement, Tax Sharing Agreement, Stock Option Agreement, Technology License Agreement, and Marketing License Agreement, the material terms of which are summarized herein. Because the Company was a wholly-owned subsidiary of American Software at the time these agreements were executed, none of these arrangements have resulted from arm's-length negotiations and, therefore, the costs charged or allocated to the Company for services thereunder may be higher or lower than those that may be charged by third parties. See "Relationship with American Software and Certain Transactions."

  The Articles provide that any agreement or arrangement between the Company and American Software or an affiliate of American Software, or any amendment or termination of any such agreement or arrangement, that is (i) approved by a majority of the Company's directors who are not officers of either the Company or American Software (or its affiliates) or directors of American Software (or its affiliates) (the "Disinterested Directors"), or (ii) approved by the holders of a majority of the Company's outstanding voting stock (not including stock owned by American Software or an affiliate of American Software), or
(iii) consistent with arrangements, standards, protocols, or guidelines approved by the Disinterested Directors of the Company, shall be deemed fair to the Company and its shareholders, provided that no presumption shall arise that such agreement or arrangement (or amendment or termination thereof) is not fair to the Company and its shareholders solely by reason of the fact that the approval procedures described in items (i), (ii) and (iii) above were not obtained. The Articles also contain provisions allocating corporate opportunities between American Software (and its affiliates) and the Company based primarily on the relationship to the Company and American Software (or its affiliates) of the individual to whom such opportunity is presented. In general, corporate opportunities are allocated to the entity of which such individual is an officer or for which the officer is acting when the opportunity is presented. If at the time the opportunity is presented the individual is an officer acting for both the Company and American Software, or if it is unclear for which entity such individual is acting, the opportunity is allocated to American Software. See "Relationship with American Software and Certain Transactions" and "Description of Capital Stock."

  Conflicts of interest may arise between the Company and American Software in a number of areas relating to their past and ongoing relationships, including the nature and quality of services rendered by the Company to American Software and its affiliates or by American Software and its affiliates to the Company, potential competitive business activities, shared administrative and finance functions, shared facilities, tax and employment benefit matters, stock option agreements, sales or distributions by American Software of all or any portion of its ownership in the Company, and American Software's ability to control the management and affairs of the Company. There can be no assurance that American Software and the Company will be able to resolve potential conflicts or that, if resolved, the Company would not receive more favorable resolution than if it were dealing with an unaffiliated party. In addition, certain of the agreements between the Company and American Software contain specific procedures for resolving disputes between the Company and American Software with respect to the subject matter of those agreements. There can be no assurance that more favorable results to the Company would not be obtained under different procedures.

  As long as American Software desires to include the Company as a member of its consolidated group for federal income tax purposes (which requires that American Software owns at least 80% of the total voting power and stock of the Company with a value equal to at least 80% of the total value of the Company), the Company will be constrained in its ability to issue stock pursuant to equity compensation plans, raise equity capital, or issue Common Stock in connection with acquisitions. For any period of time that the Company continues to be a member of American Software's consolidated group, it will be jointly and severally liable for the federal income tax liability of other members of the consolidated group and for funding and termination liabilities applicable to the consolidated group's tax-qualified employee benefit plans.

  American Software could decide to sell or otherwise dispose of all or a portion of its ownership of the Company's Common Stock at some future date, and there can be no assurance that, in any transfer by American Software of a controlling interest in the Company, any other holders of Common Stock will be allowed to participate in such transaction or will realize any premium with respect to their shares of Common Stock. Sales or distributions by American Software of substantial amounts of Common Stock in the public market or to its shareholders could adversely affect prevailing market prices for the Common Stock. See "Relationship with American Software and Certain Transactions" and "Shares Eligible for Future Sale."

DEPENDENCE ON AND RISKS ASSOCIATED WITH THE INTERNET AND INTRANETS

  The Company believes that sales of Demand Chain Voyager and Supply Chain Voyager will depend in large part upon the adoption of the Internet and intranets for commerce and communications by businesses and other end-users. The Internet and intranets are new and evolving, and there can be no assurance of their widespread adoption for such purposes. Critical issues concerning the Internet and intranets, including security, reliability, cost, ease of use and access, and quality of service, remain unresolved at this time, inhibiting adoption by many enterprises and other end-users. The failure of enterprises to use the Internet and intranets could have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR SALE AFTER THIS OFFERING

  The 11,300,000 shares of Common Stock owned by American Software will become eligible for resale under Rule 144 promulgated under the Securities Act commencing in January 1998. In addition, so long as American Software is able to elect a majority of the Company's Board of Directors, it will have the ability to cause the Company at any time to register for resale all or a portion of the Common Stock owned by American Software. American Software and the Company have agreed not to sell or issue any shares of Common Stock for a 180-day period after the date of this Prospectus, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the grant of options to purchase shares of Common Stock pursuant to the 1997 Stock Plan and the issuance of shares of Common Stock upon the exercise of any options, and (iii) shares issued by the Company in connection with any acquisitions.

  American Software may, in the future, elect to distribute its shares of Common Stock to its shareholders. In that event, it is anticipated that such shares thereafter would be freely tradeable by persons other than "affiliates" of the Company, without restriction or registration under the Securities Act. No assurance can be given that American Software will make any such distribution, and American Software has advised the Company that it has no present intention of doing so.

  Any shares of Common Stock issued upon exercise of options granted under the Company's 1997 Stock Plan and any shares of Common Stock issued in connection with any acquisitions will be subject to a lock-up during the 180-day period following the date hereof and will become available for future sale in the public market at prescribed times. Alternatively, the Company may elect to provide that any options to purchase shares of Common Stock will not vest during such 180-day period. Montgomery Securities, on behalf of the Underwriters may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. Sales of a significant number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and affect the Company's ability to raise capital. See "Relationship with American Software and Certain Transactions" and "Shares Eligible for Future Sale."

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS

  The primary purposes of this offering are to increase the Company's equity capital, create a public market for the Company's Common Stock and to facilitate future access by the Company to public capital markets. A significant portion of the anticipated net proceeds to the Company from this offering have not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. A portion of the net proceeds of this offering may also be used to acquire or invest in products, technologies or businesses that broaden or enhance the Company's current product offerings. There are no current agreements or negotiations with respect to any acquisitions, investments or other transactions. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

  The Articles and the Amended and Restated Bylaws of the Company (the "Bylaws") contain certain provisions that, along with American Software's beneficial ownership of a majority of the Common Stock and control of the Board of Directors of the Company, may have the effect of discouraging, delaying, or preventing a change in control of the Company or unsolicited acquisition proposals that another holder of the Common Stock might consider favorable. Such provisions include authorizing the issuance of "blank check" preferred stock, providing for a Board of Directors with staggered, three-year terms, requiring supermajority voting to effect certain amendments to the Articles and Bylaws, restricting certain business combinations with interested shareholders, limiting the persons who may call special meetings of shareholders, and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at meetings of shareholders. Certain provisions of Georgia law and the Company's 1997 Stock Plan also may have the effect of discouraging, delaying, or preventing a change in control of the Company or unsolicited acquisition proposals. See "Management--1997 Stock Plan" and "Description of Capital Stock."

DILUTION

  Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock of $10.30 from the assumed initial public offering price. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. In the event that the Company fails to appoint two independent directors within 90 days after this offering, Nasdaq could terminate the listing of the Company's Common Stock on the Nasdaq National Market, which would have a material adverse effect on the liquidity and trading price of the Common Stock. See "Management."

  The market price of the Company's Common Stock is likely to be highly volatile and could be subject to substantial fluctuations in response to quarterly variations in operating results, losses or additions of significant customers, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, including the risk factors described herein. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, securities class action litigation has often been instituted against such companies following periods of volatility in the market price of their securities. Such litigation, if commenced, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Underwriting."

ABSENCE OF DIVIDENDS

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $23.7 million, assuming an initial public offering price of $12.00 per share ($27.4 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses. The Company expects to use the net proceeds from this offering for research and development, sales and marketing, working capital and other general corporate purposes. However, the Company has not allocated any specific portion of the net proceeds to such purposes and management will have the ability to allocate such proceeds at its discretion. From time to time in the ordinary course of business, the Company evaluates the acquisition of products, businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds, the Company intends to invest such funds in short-term, interest-bearing securities. See "Risk Factors--Broad Management Discretion over Use of Proceeds."

                                DIVIDEND POLICY

  The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate that it will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any. See "Risk Factors-- Relationship with American Software."

                                CAPITALIZATION

  The following table sets forth as of July 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company giving effect to the merger of Distribution Sciences, Inc. into the Company and the contribution of the WarehousePRO division to the Company by American Software subsequent to July 31, 1997, and (iii) the pro forma capitalization as adjusted to give effect to the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses) and the application of the net proceeds therefrom. The table should be read in conjunction with the Company's Combined Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

                                                         JULY 31, 1997
                                                  -----------------------------
                                                                     PRO FORMA
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                  ------  --------- -----------
                                                  (IN THOUSANDS, EXCEPT SHARE
                                                             DATA)
Stockholder's equity:
 Preferred stock; 2,000,000 shares authorized; no
  shares issued.................................. $  --    $  --      $   --
 Common stock, no par value; 20,000,000 shares
  authorized; 11,300,000 shares issued and
  outstanding as of July 31, 1997................    --       --          --
 Additional paid-in capital......................  4,106   10,035      33,737
 Divisional equity...............................  5,929      --          --
 Accumulated deficit............................. (3,374)  (3,374)     (3,374)
                                                  ------   ------     -------
  Total stockholder's equity.....................  6,661    6,661      30,363
                                                  ------   ------     -------
  Total capitalization........................... $6,661   $6,661     $30,363
                                                  ======   ======     =======

                                   DILUTION

  The pro forma net tangible book value (deficit) of the Company as of July 31, 1997 was approximately $(729,000), or $(0.06) per share. Pro forma net tangible book value per share is determined by dividing the Company's net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses payable, the pro forma net tangible book value of the Company as of July 31, 1997 would have been approximately $22,973,000, or $1.70 per share. This represents an immediate increase in such pro forma net tangible book value of $1.76 per share to the existing stockholder and an immediate dilution of $10.30 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. The following table illustrates the dilution in net tangible book value per share to new investors:

Assumed initial public offering price per share..................         $12.00
                                                                          ------
  Pro forma net tangible book value (deficit) per share as of
   July 31, 1997................................................. $(0.06)
  Increase per share attributable to new investors...............   1.76
                                                                  ------
Pro forma, as adjusted, net tangible book value per share after
 this offering...................................................           1.70
                                                                          ------
Dilution per share to new investors..............................         $10.30
                                                                          ======

  The following table summarizes, on a pro forma basis as of July 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the price paid per share by the existing stockholder and by new investors purchasing shares in this offering, based on an assumed initial public offering price of $12.00 per share (before deducting the estimated underwriting discount and offering expenses):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholder....... 11,300,000   83.7% $10,035,000   27.5%    $ 0.89
New investors..............  2,200,000   16.3   26,400,000   72.5      12.00
                            ----------  -----  -----------  -----
 Total..................... 13,500,000  100.0% $36,435,000  100.0%
                            ==========  =====  ===========  =====

                       SELECTED COMBINED FINANCIAL DATA

  The selected combined financial data presented below as of and for the years ended April 30, 1995, 1996 and 1997 are derived from combined financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The combined statements of operations data for the years ended April 30, 1993 and 1994 and the three months ended July 31, 1996 and 1997 and the combined balance sheet data at April 30, 1993 and 1994 and July 31, 1997 are derived from unaudited combined financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The combined financial statements as of April 30, 1996 and 1997 and for each of the years in the three-year period ended April 30, 1997 and the report thereon, together with the combined financial statements as of July 31, 1997 and for the three months ended July 31, 1996 and 1997, are included elsewhere in this Prospectus. The results of operations for the three months ended July 31, 1997 are not necessarily indicative of the results of operations to be expected for the full year. The selected combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Combined Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                       THREE MONTHS
                                  YEARS ENDED APRIL 30,               ENDED JULY 31,
                         -------------------------------------------  ----------------
                          1993     1994     1995     1996     1997     1996     1997
                         -------  -------  -------  -------  -------  -------  -------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENTS OF
 OPERATIONS DATA:
 Revenues:
  Licenses.............. $ 4,330  $ 6,967  $ 5,767  $10,700  $12,359  $ 2,686  $ 4,347
  Maintenance...........   1,089    2,040    2,628    3,797    5,051    1,145    1,895
  Services..............     595    1,232    1,815    2,136    4,414      961    1,506
                         -------  -------  -------  -------  -------  -------  -------
   Total revenues.......   6,014   10,239   10,210   16,633   21,824    4,792    7,748
                         -------  -------  -------  -------  -------  -------  -------
 Cost of revenues:
  Licenses..............   1,200    2,097    2,184    4,016    3,970      853    1,231
  Maintenance...........     410      539      624      876    1,219      249      353
  Services..............     304      744    1,030    1,131    1,969      462      695
                         -------  -------  -------  -------  -------  -------  -------
   Total cost of reve-
    nues................   1,914    3,380    3,838    6,023    7,158    1,564    2,279
                         -------  -------  -------  -------  -------  -------  -------
 Gross margin...........   4,100    6,859    6,372   10,610   14,666    3,228    5,469
                         -------  -------  -------  -------  -------  -------  -------
 Operating expenses:
  Research and develop-
   ment.................   1,208    1,369    1,168    1,452    3,484      694    1,205
  Sales and marketing...   2,398    4,249    6,295    9,892   10,628    2,503    3,430
  General and adminis-
   trative..............     606    1,529    2,155    2,140    2,508      528      610
                         -------  -------  -------  -------  -------  -------  -------
   Total operating ex-
    penses..............   4,212    7,147    9,618   13,484   16,620    3,725    5,245
                         -------  -------  -------  -------  -------  -------  -------
 Operating income
  (loss)................    (112)    (288)  (3,246)  (2,874)  (1,954)    (497)     224
 Income taxes...........     --       --       --       --       --       --       --
                         -------  -------  -------  -------  -------  -------  -------
  Net income (loss)..... $  (112) $  (288) $(3,246) $(2,874) $(1,954) $  (497) $   224
                         =======  =======  =======  =======  =======  =======  =======
 Net income (loss) per
  common share.......... $ (0.01) $ (0.03) $ (0.29) $ (0.25) $ (0.17) $ (0.04) $  0.02
                         =======  =======  =======  =======  =======  =======  =======
 Weighted-average common
  shares outstanding....  11,300   11,300   11,300   11,300   11,300   11,300   11,300

                                                 APRIL 30,              JULY 31,
                                     ---------------------------------- --------
                                     1993  1994    1995    1996   1997    1997
                                     ----- ------ ------  ------ ------ --------
                                                   (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
 Cash and cash equivalents.......... $  49 $   38 $   66  $   13 $  732  $  400
 Working capital....................   526  2,023 (1,705)  1,223    557     644
 Total assets....................... 7,674 10,455 10,081  14,170 16,367  16,651
 Total stockholder's equity......... 5,840  7,319  6,302   7,224  6,668   6,661

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains forward-looking statements. Actual results could differ materially. See "Risk Factors."

OVERVIEW

  Logility, Inc. ("Logility" or the "Company") develops, markets and supports software applications that optimize the operating efficiencies of manufacturers, suppliers, distributors, retailers and other organizations along the "value chain." The Company's products have been licensed to more than 200 customers in a variety of industry segments including consumer packaged goods, chemicals and pharmaceuticals and manufacturing. The Company markets its products through direct and indirect sales channels in North America and primarily through indirect sales channels outside North America. Historically, the Company has financed its operations through its parent, American Software, as well as through cash generated from operations.

  The Company until recently conducted its business and operations as three separate business units of American Software: a supply chain planning software group, a warehouse management software group and a transportation management software group. Effective January 1997, American Software transferred substantially all of the business, operations (including research and development), assets and associated liabilities of its Supply Chain Planning division to the Company. Effective August 1997, American Software transferred to the Company the WarehousePRO software and substantially all associated operations, assets and liabilities. Effective August 1997, American Software's wholly-owned subsidiary, Distribution Sciences, Inc., was merged into the Company, transferring its business, operations, assets and liabilities, including the Transportation Planning and Transportation Management software, to the Company. The Company's combined financial statements included herein present the combined assets, liabilities and results of operations for the three business units for all periods.

  The Company's revenues are derived primarily from three sources: software licenses, maintenance and services. Software licenses generally are based upon the number of modules, servers, users and/or sites licensed. License revenues are recognized at the time of product delivery, provided no significant future obligations exist and collection is deemed probable. Maintenance agreements typically are for a one- to three-year term and usually are entered into at the time of the initial product license. Maintenance revenues are recognized ratably over the term of the maintenance agreement. Services revenues consist primarily of fees from software implementation, training, consulting and customization services and are recognized as the services are rendered.

  Certain software development costs related to completion of internally developed products are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research and development expenses are charged against earnings during the design phase of a project. Certain research and development expenditures are capitalized after technological feasibility of the project has been established until the product is generally available to the public. At general availability, the capitalized costs of the project are amortized ratably based on the projected revenues associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization. In the three months ended July 31, 1997 and the fiscal years ended April 30, 1997, 1996 and 1995, the Company capitalized 34%, 45%, 71% and 66%, respectively, of total research and development expenditures. Total research and development expenditures for such periods, which included both research and development expenses and capitalized computer software development costs, were $1.8 million, $6.3 million, $5.1 million and $3.4 million, respectively. Amortization of capitalized computer software development costs was $918,000 in the three months ended July 31, 1997 and $2.8 million, $1.1 million and $456,000 in fiscal years ended April 30, 1997, 1996 and 1995, respectively.

  Certain costs related to the purchase of software that is intended for use or resale are capitalized. In the three months ended July 31, 1997 and in the fiscal years ended April 30, 1997, 1996 and 1995, the Company capitalized $34,000, $36,000, $574,000 and $255,000, respectively, of purchased computer software. Purchased computer software costs are amortized using the straight-line method over a period of three to five years. Amortization of purchased computer software costs was $73,000, $233,000, $1.2 million and $1.1 million in the three months ended July 31, 1997 and fiscal years ended April 30, 1997, 1996 and 1995, respectively. In addition, the Company wrote off $1.2 million of mainframe-based purchased computer software costs during fiscal year ended April 30, 1996.

  The combined financial statements included in this Prospectus have been derived from American Software's consolidated financial statements and reflect the revenues and costs (certain costs include allocations from American Software) of the Company's products, as well as allocations from American Software's selling, general and administrative expenses. Prior to fiscal year ended April 30, 1997, the Supply Chain Planning division shared sales and marketing activities with American Software and, for reporting purposes, sales and marketing expenses for these periods were allocated to the Company on the basis of its license revenues as a percentage of the total American Software license revenues. Beginning in fiscal year ended April 30, 1997, selling expenses were based on direct costs and also included commissions to American Software based upon its sales of the Company's products at commissions of 30% (50% for certain international licenses), while certain marketing expenses continued to include an allocation from American Software. The Company and its predecessor, the Supply Chain Planning division, directly incurs research and development expenditures, while certain general and administrative expenses are allocated from American Software based on estimated usage of personnel and facilities and other indirect costs.

  For the three years ended April 30, 1997, the WarehousePRO division shared sales and marketing activities with American Software and, for reporting purposes, sales and marketing expenses were allocated to the Company on the basis of its license revenues as a percentage of the total American Software license revenues. Beginning in the fiscal year ending April 30, 1998, selling expenses are based on direct costs and also include commissions to American Software based upon its sales of WarehousePRO at commissions of 30% (50% for certain international licenses). In addition, the WarehousePRO division directly incurs research and development expenditures, while certain general and administrative expenses are allocated from American Software based on estimated usage of personnel and facilities and other indirect costs.

  Distribution Sciences, Inc. has operated as a wholly-owned subsidiary of American Software since its purchase in June 1992 and since that time it has conducted its business separately.

  Accordingly, the Company's combined financial statements may not reflect the operating results of a stand-alone company and should not be relied upon as indicative of future results. After this offering, the Company will continue to be a subsidiary of American Software, but will operate as a separate business. American Software provides facilities and services to the Company pursuant to a Services Agreement, a Facilities Agreement, and a Marketing License Agreement, each of which became effective August 1, 1997. These agreements provide the basis for the allocation of shared expenses and the reimbursement of direct expenses. See "Relationship with American Software and Certain Transactions."

  In accordance with the Company's Tax Sharing Agreement with American Software, the Company computes a separate, stand-alone income tax provision and settles balances due to or from American Software on this basis. All benefits derived from deferred tax assets as defined in the Tax Sharing Agreement (which include net operating loss and tax credit carryforwards) that arise prior to this offering will be allocated to American Software. Accordingly, the Company will not receive any benefit from the $5.8 million of gross deferred tax assets calculated on a separate return basis at April 30, 1997. However, deferred tax liabilities will be allocated to the Company (which gave rise to the Company's net deferred tax liability of $2.8 million at April 30, 1997 and $2.8 million at April 30, 1996). After this offering, to the extent the tax computation produces a tax benefit for the Company, American Software will be required to pay such amounts to the Company only if and when such benefit is realized by American Software by the reduction in taxes payable with respect to the current tax period. At April 30, 1997, American Software had net operating loss carryforwards of approximately $20 million, which must be utilized by American Software before the Company would receive payment for any currently generated tax benefits.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of total revenues of certain line items included in the Company's combined statements of operations:

                                       YEARS                 THREE MONTHS
                                  ENDED APRIL 30,           ENDED JULY 31,
                                 -----------------------    ------------------
                                 1995     1996     1997      1996       1997
                                 ----     ----     ----     -------    -------
Revenues:
 License........................    56%      64%      57%        56%        56%
 Maintenance....................    26       23       23         24         25
 Services.......................    18       13       20         20         19
                                 -----    -----    -----    -------    -------
  Total revenues................   100      100      100        100        100
                                 -----    -----    -----    -------    -------
Cost of revenues:
 License........................    22       24       18         18         16
 Maintenance....................     6        5        6          5          4
 Services.......................    10        7        9          9          9
                                 -----    -----    -----    -------    -------
  Total cost of revenues........    38       36       33         32         29
                                 -----    -----    -----    -------    -------
  Gross margin..................    62       64       67         68         71
Operating expenses:
 Research and development.......    11        9       16         15         16
 Sales and marketing............    62       59       49         52         44
 General and administrative.....    21       13       11         11          8
                                 -----    -----    -----    -------    -------
  Total operating expenses......    94       81       76         78         68
                                 -----    -----    -----    -------    -------
Operating income (loss).........   (32)     (17)      (9)       (10)         3
Income taxes....................    --       --       --         --         --
                                 -----    -----    -----    -------    -------
  Net income (loss).............   (32)%    (17)%     (9)%      (10)%        3%
                                 =====    =====    =====    =======    =======

THREE MONTHS ENDED JULY 31, 1997 COMPARED TO THREE MONTHS ENDED JULY 31, 1996

 REVENUES

  Total revenues increased 62% to $7.7 million in the three months ended July 31, 1997 from $4.8 million in the three months ended July 31, 1996. This increase was attributable to an increase in license revenues generated primarily from the Company's WarehousePRO product as well as growth in services and maintenance revenues. International revenues were comparable in absolute dollars, but decreased to 7% of total revenues in the three months ended July 31, 1997 from 11% of total revenues in the three months ended July 31, 1996 due to the substantial growth in domestic revenues.

  License Revenues. License revenues increased 62% to $4.3 million in the three months ended July 31, 1997 from $2.7 million in the three months ended July 31, 1996. The increase was due primarily to increased sales of the Company's WarehousePRO product.

  Maintenance Revenues. Maintenance revenues increased 66% to $1.9 million in the three months ended July 31, 1997 from $1.1 million in the three months ended July 31, 1996. The increase was due primarily to a greater number of customers under maintenance contracts in the 1997 period.

  Services Revenues. Services revenues increased 57% to $1.5 million in the three months ended July 31, 1997 from $1.0 million in the three months ended July 31, 1996. The increase was attributable to greater demand for services driven by the growth in the Company's customer base.

 COST OF REVENUES

  Cost of License Revenues. Cost of license revenues consists primarily of amortization of capitalized computer software development costs and purchased computer software costs, salaries and benefits and royalties paid to third-party software vendors. Cost of license revenues increased 44% to $1.2 million in the three months ended July 31, 1997 from $853,000 in the three months ended July 31, 1996. The increase resulted primarily from an increase in the amortization of capitalized computer software costs. Cost of license revenues as a percentage of license revenues decreased to 28% from 32% in the three months ended July 31, 1997 and 1996, respectively. This decrease resulted primarily from the operating leverage realized through increasing license revenues.

  Cost of Maintenance Revenues. Cost of maintenance revenues consists primarily of the salaries and benefits of professionals involved in customer support and product enhancement activities. Cost of maintenance revenues increased 42% to $353,000 in the three months ended July 31, 1997 from $249,000 in the three months ended July 31, 1996. Cost of maintenance revenues as a percentage of maintenance revenues remained relatively flat at 19% in the three months ended July 31, 1997 versus 22% in the three months ended July 31, 1996, as the cost of supporting maintenance contracts kept pace with the growth in maintenance revenues.

  Cost of Services Revenues. Cost of services revenues consists primarily of salaries, benefits, and travel expenses related to personnel performing professional services. Cost of services revenues increased 50% to $695,000 in the three months ended July 31, 1997 from $462,000 in the three months ended July 31, 1996. The increase resulted from higher costs related to the hiring of additional personnel needed to support a growing services business. Cost of services revenues as a percentage of services revenues decreased to 46% from 48% during the same period as a result of a greater proportion of revenues generated from higher margin professional services.

 OPERATING EXPENSES

  Research and Development. Research and development expenditures consist primarily of salaries, benefits, and certain indirect costs of personnel responsible for developing new products and enhancing existing ones. Total research and development expenditures increased 8% to $1.8 million in the three months ended July 31, 1997 from $1.7 million in the three months ended July 31, 1996. The increase resulted from increased development of enhanced features and additional functionality for the Company's value chain management solution. Research and development expenditures as a percentage of total revenues decreased to 23% in the three months ended July 31, 1997 from 34% in the three months ended July 31, 1996. These expenses declined as a percentage of revenues due to the increased operating leverage generated from the Company's growth in revenues. Capitalized software decreased 31% to $616,000 in the three months ended July 31, 1997 from $898,000 in the three months ended July 31, 1996, primarily as a result of the relative stage of development of projects in the respective periods. Capitalized software as a percentage of research and development expenditures decreased to 34% from 56% during the same period. As a result of the above fluctuations, research and development expenses increased 74% to $1.2 million in the three months ended July 31, 1997 from $694,000 in the three months ended July 31, 1996.

  Sales and Marketing. Sales and marketing expenses include salaries, commissions, and travel for Company personnel, advertising programs and other promotional activities. Sales and marketing expenses increased 37% to $3.4 million in the three months ended July 31, 1997 from $2.5 million in the three months ended July 31, 1996. This increase resulted from higher costs associated with an expanded sales force. Sales and marketing as a percentage of total revenues decreased to 44% from 52% during the same period due to the rapid growth rate of the Company's revenues.

  General and Administrative. General and administrative expenses consist primarily of salaries and benefits of administrative, executive and financial personnel as well as facilities, legal, business insurance and accounting expenses. General and administrative expenses increased 16% to $610,000 in the three months ended July 31, 1997 compared to $528,000 in the three months ended July 31, 1996. General and administrative expenses as a percentage of total revenues decreased to 8% from 11% during the same period, due to the operating leverage realized from the growth in the Company's revenues.

  Income Taxes. For financial reporting purposes, the Company has recorded income taxes on a separate company basis although the Company is included in the consolidated Federal income tax return filed by American Software. As a result of the operating losses incurred since the Company's inception, the Company did not record any income taxes in the three-month periods ended July 31, 1997 and 1996.

FISCAL YEAR ENDED APRIL 30, 1997 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1996

 REVENUES

  Total revenues increased 31% to $21.8 million in fiscal year ended April 30, 1997 from $16.6 million in fiscal year ended April 30, 1996. This increase was primarily attributable to the increased acceptance of the Company's supply chain planning software products and associated services and maintenance revenues generated by new licensees, and the introduction of WarehousePRO, the Company's object-oriented warehouse management solution. International revenues decreased 24% to $2.6 million in fiscal year ended April 30, 1997 from $3.4 million in fiscal year ended April 30, 1996. As a percentage of total revenues, international revenues decreased to 12% from 20% during the same period. The decrease resulted primarily from two substantial orders received in fiscal year ended April 30, 1996. International revenues were derived primarily from customers in Canada, Europe, Australia and Asia. The Company's international revenues are primarily denominated in U.S. dollars.

  License Revenues. License revenues increased 16% to $12.4 million in fiscal year ended April 30, 1997 from $10.7 million in fiscal year ended April 30, 1996. The increase resulted primarily from an increase in revenues generated by the Company's supply chain planning solution, both from the sale of a greater number of licenses and from price increases, coupled with the introduction of WarehousePRO in May 1996.

  Maintenance Revenues. Maintenance revenue increased 33% to $5.1 million in fiscal year ended April 30, 1997 from $3.8 million in fiscal year ended April 30, 1996. The increase resulted from a greater number of customers under maintenance contracts.

  Services Revenues. Services revenues increased 107% to $4.4 million in fiscal year ended April 30, 1997 from $2.1 million in fiscal year ended April 30, 1996. The increase was attributable to a greater demand for services generated primarily by increased sales of the Company's products, increased focus on providing more services to its customers and an increase in the rates charged for services provided.

 COST OF REVENUES

  Cost of License Revenues. Cost of license revenues remained flat at $4.0 million in fiscal year ended April 30, 1997 versus April 30, 1996. Cost of license revenues as a percentage of license revenues decreased to 32% from 38% during the same period. Cost of license revenues in fiscal year ended April 30, 1996 included a write-off of $1.2 million of purchased computer software costs. Amortization of capitalized software development costs and purchased computer software costs increased to $3.1 million in fiscal year ended April 30, 1997 from $2.3 million in fiscal year ended April 30, 1996.

  Cost of Maintenance Revenues. Cost of maintenance revenues increased 39% to $1.2 million in fiscal year ended April 30, 1997 from $876,000 in fiscal year ended April 30, 1996. The increase resulted from higher costs related to personnel needed to support a growing maintenance customer base. Cost of maintenance revenues as a percentage of maintenance revenues remained relatively flat at 24% in fiscal year ended April 30, 1997 versus 23% in fiscal year ended April 30, 1996.

  Cost of Services Revenues. Cost of services revenues increased 74% to $2.0 million in fiscal year ended April 30, 1997 from $1.1 million in fiscal year ended April 30, 1996. Cost of services revenues increased primarily due to higher costs related to personnel needed to provide systems implementation and consulting services purchased by a growing customer base. Cost of services revenues as a percentage of services revenues decreased to 45% from 53% during the same period, due to a greater proportion of revenues generated from higher margin professional services.

 OPERATING EXPENSES

  Research and Development. Total research and development expenditures, which include both research and development expenses and capitalized software development costs, increased 24% to $6.3 million in fiscal year ended April 30, 1997 from $5.1 million in fiscal year ended April 30, 1996 due to an increase in development personnel. Research and development as a percentage of total revenues remained relatively flat in both years. Capitalized software decreased 23% to $2.8 million in fiscal year ended April 30, 1997 from $3.6 million in fiscal year ended April 30, 1996. Capitalized software as a percentage of total research and development expenditures decreased to 45% from 71% during the same period. These decreases resulted primarily from the completion of the development and subsequent commercial release of WarehousePRO in May 1996. As a result of the above fluctuations, research and development expenses increased 140% to $3.5 million in fiscal year ended April 30, 1997 from $1.5 million in fiscal year ended April 30, 1996.

  Sales and Marketing. Sales and marketing expenses increased 7% to $10.6 million in fiscal year ended April 30, 1997 from $9.9 million in fiscal year ended April 30, 1996. The increase primarily resulted from costs incurred with the establishment of a direct sales force in fiscal year ended April 30, 1997. Sales and marketing expenses as a percentage of total revenues decreased to 49% from 59% during the same period. The decrease resulted primarily from the Company incurring direct commission rates on sales made by American Software personnel in fiscal year ended April 30, 1997, which were lower than the amount allocated to the Company by American Software for sales and marketing in fiscal year ended April 30, 1996.

  General and Administrative. General and administrative expenses increased 17% to $2.5 million in fiscal year ended April 30, 1997 from $2.1 million in fiscal year ended April 30, 1996. The increase was primarily due to increased costs of allocated personnel and related costs to support the growing revenue base. General and administrative expenses as a percentage of total revenues decreased to 11% from 13% during the same period.

  Income Taxes. The Company is included in the consolidated Federal income tax return filed by American Software. As a result of the operating losses incurred since the Company's inception, the Company has not recorded any income taxes in fiscal years ended April 30, 1997 or 1996.

FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1995

 REVENUES

  Total revenues increased 63% to $16.6 million in fiscal year ended April 30, 1996 from $10.2 million in fiscal year ended April 30, 1995. This increase can be attributed to increases in license, maintenance and services revenues related to the introduction of a Windows version of the Company's supply chain planning solution in August 1995. International revenues increased 178% to $3.4 million in fiscal year ended April 30, 1996 from $1.2 million in fiscal year ended April 30, 1995. As a percentage of total revenues, international revenues increased to 20% in fiscal year ended April 30, 1996 from 12% in fiscal year ended April 30, 1995. The increase resulted primarily from two substantial orders received in fiscal year ended April 30, 1996.

  License revenues. License revenues increased 86% to $10.7 million in fiscal year ended April 30, 1996 from $5.8 million in fiscal year ended April 30, 1995. The increase was due to increased demand for the Company's planning solution generated by the introduction of a Windows version of the supply chain planning solution in August 1995.

  Maintenance Revenues. Maintenance revenues increased 44% to $3.8 million in fiscal year ended April 30, 1996 from $2.6 million in fiscal year ended April 30, 1995. The increase was primarily due to a greater number of customers under maintenance contracts.

  Services Revenues. Services revenues increased 18% to $2.1 million in fiscal year ended April 30, 1996 from $1.8 million in fiscal year ended April 30, 1995. The increase was attributable to a greater demand for services associated with the growth in the Company's customer base.

 COST OF REVENUES

  Cost of License Revenues. Cost of license revenues increased 84% to $4.0 million in fiscal year ended April 30, 1996 from $2.2 million in fiscal year ended April 30, 1995. The increase resulted primarily from a write-off of $1.2 million of purchased computer software costs related to an older version of the Transportation Management module, together with higher third-party royalties paid out with the release of the Windows version of the Company's planning solution in fiscal year ended April 30, 1996. Cost of license revenues as a percentage of license revenues remained constant at 38% during both periods. Excluding the one-time charge in fiscal year ended April 30, 1996, cost of license revenues as a percentage of license revenues decreased to 27% from 38%.

  Cost of Maintenance Revenues. Cost of maintenance revenues increased 40% to $876,000 in fiscal year ended April 30, 1996 from $624,000 in fiscal year ended April 30, 1995. Cost of maintenance revenues as a percentage of maintenance revenues remained relatively flat at 23% in fiscal year ended April 30, 1996 versus 24% in fiscal year ended April 30, 1995, as the cost of supporting maintenance contracts kept pace with the growth in maintenance revenues.

  Cost of Services Revenues. Cost of services revenues increased 10% to $1.1 million in fiscal year ended April 30, 1996 from $1.0 million in fiscal year ended April 30, 1995. The increase resulted from higher costs related to additional personnel needed to support a growing services business. Cost of services revenues as a percentage of services revenues decreased to 53% from 57% during the same period.

 OPERATING EXPENSES

  Research and Development. Total research and development expenditures increased 49% to $5.1 million in fiscal year ended April 30, 1996 from $3.4 million in fiscal year ended April 30, 1995. The increase resulted from the hiring of approximately 20 new research and development personnel focused on developing enhanced features and additional functionality for the Company's value chain management solution. Research and development expenditures as a percentage of total revenues decreased to 30% in fiscal year ended April 30, 1996 from 33% in fiscal year ended April 30, 1995. These expenditures declined as a percentage of revenues due to the increased operating leverage generated from the Company's growth in revenues. Capitalized software increased 62% to $3.6 million in fiscal year ended April 30, 1996 from $2.2 million in fiscal year ended April 30, 1995, primarily as a result of increased development costs related to the Company's WarehousePRO product line, which was not generally available until May 1996. Capitalized software as a percentage of research and development expenditures increased to 71% from 66% during the same period. As a result of the above fluctuations, research and development expenses increased 24% to $1.5 million in fiscal year ended April 30, 1996 from $1.2 million in fiscal year ended April 30, 1995.

  Sales and Marketing. Sales and marketing expenses increased 57% to $9.9 million in fiscal year ended April 30, 1996 from $6.3 million in fiscal year ended April 30, 1995. This increase resulted from a greater allocation of sales and marketing expenses from American Software due to the growth in the Company's license revenues. Sales and marketing as a percentage of total revenues decreased to 59% from 62% during the same period.

  General and Administrative. General and administrative expenses were relatively flat at $2.1 million in fiscal year ended April 30, 1996 versus $2.2 million in fiscal year ended April 30, 1995. General and administrative expenses as a percentage of total revenues decreased to 13% from 21% during the same period, due to the growth in the Company's revenues.

  Income Taxes. The Company is included in the consolidated Federal income tax return filed by American Software. As a result of the operating losses incurred since the Company's inception, the Company has not recorded any income taxes in fiscal years ended April 30, 1996 or 1995.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables set forth the unaudited quarterly results of operations for each of the eight most recent fiscal quarters, as well as the percentage of the Company's total revenue by each item. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the annual combined financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the audited combined financial statements and notes thereto included elsewhere in this Prospectus.

                                                     THREE MONTHS ENDED
                          --------------------------------------------------------------------------------
                          OCT. 31,  JAN. 31,  APRIL 30,  JULY 31,  OCT. 31,   JAN. 31, APRIL 30,  JULY 31,
                            1995      1996      1996       1996      1996       1997     1997       1997
                          --------  --------  ---------  --------  --------   -------- ---------  --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 License................   $2,592    $2,699    $ 2,416    $2,686   $ 1,724     $4,360   $3,589     $4,347
 Maintenance............      861     1,038      1,127     1,145     1,208      1,346    1,352      1,895
 Services...............      560       451        556       961       957        946    1,550      1,506
                           ------    ------    -------    ------   -------     ------   ------     ------
 Total revenues.........    4,013     4,188      4,099     4,792     3,889      6,652    6,491      7,748
                           ------    ------    -------    ------   -------     ------   ------     ------
Cost of revenues:
 License................      562       829      2,095       853       907        937    1,273      1,231
 Maintenance............      231       215        254       249       291        316      363        353
 Services...............      297       257        288       462       463        417      627        695
                           ------    ------    -------    ------   -------     ------   ------     ------
  Total cost of
   revenues.............    1,090     1,301      2,637     1,564     1,661      1,670    2,263      2,279
                           ------    ------    -------    ------   -------     ------   ------     ------
Gross margin............    2,923     2,887      1,462     3,228     2,228      4,982    4,228      5,469
                           ------    ------    -------    ------   -------     ------   ------     ------
Operating expenses:
 Research and
  development...........      367       284        481       694       827        642    1,320      1,205
 Sales and marketing....    2,558     2,305      2,497     2,503     2,373      3,160    2,592      3,430
 General and
  administrative........      434       607        692       528       572        716      693        610
                           ------    ------    -------    ------   -------     ------   ------     ------
  Total operating
   expenses.............    3,359     3,196      3,670     3,725     3,772      4,518    4,605      5,245
                           ------    ------    -------    ------   -------     ------   ------     ------
Operating income (loss).     (436)     (309)    (2,208)     (497)   (1,544)       464     (377)       224
Income taxes............      --        --         --        --        --         --       --         --
                           ------    ------    -------    ------   -------     ------   ------     ------
Net income (loss).......   $ (436)   $ (309)   $(2,208)   $ (497)  $(1,544)    $  464   $ (377)    $  224
                           ======    ======    =======    ======   =======     ======   ======     ======
Net income (loss) per
 common share...........   $(0.04)   $(0.03)   $ (0.20)   $(0.04)  $(0.14)     $ 0.04   $(0.03)    $ 0.02
                           ======    ======    =======    ======   =======     ======   ======     ======
Weighted average common
 shares outstanding.....   11,300    11,300     11,300    11,300    11,300     11,300   11,300     11,300
                                                     THREE MONTHS ENDED
                          --------------------------------------------------------------------------------
                          OCT. 31,  JAN. 31,  APRIL 30,  JULY 31,  OCT. 31,   JAN. 31, APRIL 30,  JULY 31,
                            1995      1996      1996       1996      1996       1997     1997       1997
                          --------  --------  ---------  --------  --------   -------- ---------  --------
Revenues:
 License................     64.6%     64.4%      58.9%     56.1%     44.3%      65.5%    55.3%      56.1%
 Maintenance............     21.5      24.8       27.5      23.9      31.1       20.2     20.8       24.5
 Services...............     13.9      10.8       13.6      20.0      24.6       14.3     23.9       19.4
                           ------    ------    -------    ------   -------     ------   ------     ------
  Total revenues........    100.0     100.0      100.0     100.0     100.0      100.0    100.0      100.0
                           ------    ------    -------    ------   -------     ------   ------     ------
Cost of revenues:
 License................     14.0      19.8       51.1      17.8      23.3       14.1     19.6       15.9
 Maintenance............      5.8       5.1        6.2       5.2       7.5        4.7      5.6        4.5
 Services...............      7.4       6.2        7.0       9.6      11.9        6.3      9.7        9.0
                           ------    ------    -------    ------   -------     ------   ------     ------
  Total cost of reve-
   nues.................     27.2      31.1       64.3      32.6      42.7       25.1     34.9       29.4
                           ------    ------    -------    ------   -------     ------   ------     ------
Gross margin............     72.8      68.9       35.7      67.4      57.3       74.9     65.1       70.6
                           ------    ------    -------    ------   -------     ------   ------     ------
Operating expenses:
 Research and develop-
  ment..................      9.2       6.8       11.7      14.5      21.3        9.6     20.3       15.5
 Sales and marketing....     63.7      55.0       61.0      52.3      61.0       47.5     39.9       44.3
 General and administra-
  tive..................     10.8      14.5       16.9      11.0      14.7       10.8     10.7        7.9
                           ------    ------    -------    ------   -------     ------   ------     ------
  Total operating ex-
   penses...............     83.7      76.3       89.6      77.8      97.0       67.9     70.9       67.7
                           ------    ------    -------    ------   -------     ------   ------     ------
 Operating income
  (loss)................    (10.9)     (7.4)     (53.9)    (10.4)    (39.7)       7.0     (5.8)       2.9
 Income taxes...........      --        --         --        --        --         --       --         --
                           ------    ------    -------    ------   -------     ------   ------     ------
 Net income (loss)......    (10.9)%    (7.4)%    (53.9)%   (10.4)%   (39.7)%      7.0%    (5.8)%      2.9%
                           ======    ======    =======    ======   =======     ======   ======     ======

  The Company's results of operations have been, and in the future will be, subject to significant quarterly fluctuations that may be caused by many factors, including among others: the size and timing of orders for the Company's products; the length of the sales cycle and implementation schedule for the Company's products, and delays in the implementation process; customer order deferrals in anticipation of new products and product enhancements; introduction or enhancement of products by the Company or its competitors; changes in pricing policy of the Company or its competitors; increased competition; seasonality of revenues; technological changes in computer systems and environments; quality control of products sold; readiness of the market to deploy value chain management products; the Company's success in expanding its sales, support, service, marketing and product development organizations; personnel changes; fluctuation in foreign currency exchange rates; mix of license, maintenance and services revenues; and general economic conditions. These uncertainties, combined with the fact that the value chain management software market is an emerging market that is subject to rapid change, make the estimation of revenues and results of operations on a quarterly basis difficult and increase the potential margin for error in performance forecasts derived from such estimates. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

  License revenues are difficult to forecast on a quarter-to-quarter basis as no significant backlog typically exists at the end of any quarter. Revenues are substantially dependent on deliveries related to new contracts executed in that quarter. Additionally, orders for a significant portion of the Company's license revenues typically are received in the last two weeks of a quarter.

  See "Risk Factors--Significant Fluctuations in Quarterly Operating Results and Seasonality; Potential Quarterly Losses."

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has received funding from American Software to support its research and development efforts and to fund its growth and working capital requirements. Following the completion of this offering, the Company's principal sources of liquidity will consist of cash and investments and cash generated from operations.

  The Company's operating activities provided cash of $864,000 and $2.7 million during the three months ended July 31, 1997 and fiscal year ended April 30, 1997, respectively, and used cash of $197,000 and $309,000 during the two fiscal years ended April 30, 1996 and 1995, respectively. The cash provided by operations during the three months ended July 31, 1997 was primarily attributable to non-cash depreciation and amortization expense of $1.1 million, an increase in deferred revenues of $955,000 and net income of $224,000, which were partially offset by an increase in accounts receivable of $723,000 and a decrease in accounts payable, accrued costs and other current liabilities of $553,000. The cash provided by operations during fiscal year ended April 30, 1997 was attributable to non-cash depreciation and amortization expense of $3.3 million, an increase in accounts payable, accrued costs and other current liabilities of $1.8 million and an increase in deferred revenues of $933,000. These increases were partially offset by an increase in accounts receivable of $1.2 million and a net loss from operations of $2.0 million. The Company's use of cash for the year ended April 30, 1996 was primarily caused by an operating loss of $2.9 million and a net increase in accounts receivable of $2.8 million. These uses of cash were offset by depreciation and amortization of $2.4 million, a write-off of purchased computer software costs of $1.2 million, and an increase in deferred revenues of $1.7 million. The Company's use of cash for fiscal year ended April 30, 1995 was primarily caused by an operating loss of $3.2 million. This use of cash was offset by depreciation and amortization of $1.6 million and a decrease in accounts receivable of $1.4 million.

  Cash used in investing activities was approximately $854,000, $3.4 million, $4.6 million and $2.6 million in the three months ended July 31, 1997 and fiscal years ended April 30, 1997, 1996 and 1995, respectively. The majority of the cash was used for computer software development costs.

  The Company believes that its sources of liquidity and capital resources will be sufficient to satisfy its cash requirements for the next twelve months. To the extent that such amounts are insufficient to finance the Company's capital requirements, the Company will be required to raise additional funds through equity or debt financing. No assurance can be given that such financing will be available on terms acceptable to the Company. If available, such financing may result in further dilution to the Company's shareholders and higher interest expense.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued SFAS 128, Earnings per Share. SFAS 128 specifies modifications to the calculation of earnings per share from those currently utilized by the Company. Under SFAS 128, "basic" earnings per share will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted" earnings per share will be calculated based upon the weighted average number of common shares and dilutive potential common shares. SFAS 128 is effective in the Company's fourth quarter of fiscal year ending April 30, 1998 and the Company intends that it will be adopted at that time. The Company believes that the adoption of SFAS 128 will have no effect on the Company's financial position or cash flows.

  In February 1997, the Financial Accounting Standards Board issued SFAS 129, Disclosure of Information about Capital Structure. SFAS 129 requires companies to disclose descriptive information about securities that is not necessarily related to the computation of earnings per share. It also requires disclosure of information about the liquidation preference of preferred stock and redeemable stock. SFAS 129 is effective for financial statements for periods ending after December 15, 1997. The Company does not expect that SFAS 129 will require significant revision of prior disclosures.

  In June 1997, the Financial Accounting Standards Board issued SFAS 130, Reporting Comprehensive Income. SFAS 130 requires companies to display, with the same prominence as other financial statements, the components of other comprehensive income. SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company's financial statements will include the disclosure of other comprehensive income in accordance with the provisions of SFAS 130 beginning in the first quarter of fiscal year ending April 30, 1999.

  In June 1997, the Financial Accounting Standards Board issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 requires that an enterprise disclose certain information about operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will evaluate the need for such disclosures at that time.

                                   BUSINESS

COMPANY OVERVIEW

  Logility develops, markets and supports software applications that optimize the operating efficiencies of manufacturers, suppliers, distributors, retailers and other organizations along the value chain. The Company's solution, Logility Value Chain Solutions, consists of an integrated software suite that provides advanced collaborative planning and integrated logistics capabilities that are designed to reduce inventory costs, improve forecast accuracy, decrease order cycle times, optimize production scheduling, streamline logistics operations, reduce transportation costs and improve customer service. The Company's software solution is modular and scaleable to meet the management requirements of complex processes involving tens of thousands of products across multiple sites. In addition, it can be integrated with existing software systems and a variety of client-server operating environments and platforms.

  The Company has licensed one or more modules of Logility Value Chain Solutions to more than 200 companies worldwide, including Eastman Chemical, FINA, Heineken USA, Newell, Pharmacia & Upjohn, Pfizer International, Reynolds Metals, Sony Electronics and VF Corporation. The Company sells its products through direct and indirect channels in the United States and Canada and primarly through indirect channels outside North America. The Company derived approximately 12% of its revenues in fiscal year ended April 30, 1997 from international sales.

INDUSTRY BACKGROUND

  In response to global competitive pressures, companies are continually seeking new ways to enhance the productivity of their enterprise business systems and processes. Significant competitive advantages in the form of lower costs and greater customer responsiveness can be realized by those companies that effectively communicate, collaborate and integrate with their suppliers, distributors, retailers, consumers and other parties within the "value chain." Value chain management refers to the process of managing the complex network of relationships that organizations maintain with trading partners to source, manufacture and deliver goods and services to the customer. Value chain management involves both the activities related to supplying products or services as well as the sales and marketing activities that impact the demand for goods and services, such as promotions, pricing and forecasting.

  Today, several market trends are driving organizations to expand collaboration with trading partners along the value chain. A general shift in market power has forced manufacturers and distributors to become more responsive to retailers and consumers, which has created a need for improved planning capabilities. At the same time, competitive pressures are forcing manufacturers to reduce costs, decrease order cycle times and improve operating efficiencies. As a result, manufacturers are increasingly under pressure to better manage the value chain, as they seek to improve manufacturing efficiency and logistics operations while maintaining flexibility and responsiveness to changing market conditions and customer demands. These pressures are compounded by the increasing complexity and globalization of the interactions among suppliers, manufacturers, distributors, retailers and consumers.

  Advances in communications and computing technology have enhanced the ability of organizations along the value chain to integrate their processes through collaborative information sharing and planning and to improve internal operations through refined workflow management. These technology developments include the proliferation of the client-server computing environment, the introduction of data collection technology such as point of sale and radio frequency devices, the growth of the wide area network infrastructure and the emergence of the Internet and corporate intranets. In addition, businesses are beginning to extend their corporate intranets to establish dedicated links, or extranets, with suppliers and customers. Corporations are increasingly taking advantage of this technology and the general availability of more powerful software applications to improve the effectiveness of their information gathering and analysis processes, which in turn is leading to improved decision-making capabilities.

  To manage and facilitate enhanced collaboration among the various participants in the value chain, organizations are increasingly deploying value chain management software solutions to address their planning and execution requirements. The planning function involves the proactive use of information to facilitate the delivery of the right products on time to the correct location and at the lowest cost. The planning process focuses on demand forecasting, inventory simulation, distribution, transportation and manufacturing planning and scheduling. Planning software is designed to improve forecast accuracy, optimize production scheduling, reduce inventory costs, decrease order cycle times, reduce transportation costs, and improve customer service. The execution function addresses procuring, manufacturing and distributing products throughout the value chain. Within the execution function, increasing focus is being placed by organizations on the effective management of warehouse and transportation operations and the need for their integration with planning systems and other enterprise software applications.

  The market for value chain management solutions is relatively new and is experiencing rapid growth. Industry sources estimate that the supply chain planning and execution software market was $246 million in 1996, and is projected to grow at a compound annual growth rate of 48% to more than $1.7 billion by 2001. The warehouse management systems software market was approximately $104 million in 1996, and is projected to grow at a compound annual growth rate of 41% to $586 million by 2001.

  Organizations increasingly are recognizing that an integrated value chain management solution has a measurable impact on productivity and is critical in addressing changing market requirements. An important element of managing the value chain is the ability to incorporate the requirements of a diverse group of constituents both within and outside the organization to create an integrated, accurate consensus plan that can be synchronized with the manufacturing, distribution, transportation and warehousing processes. In general, existing value chain management solutions do not provide robust, integrated, end-to-end solutions that address the needs of the entire value chain and do not synchronize demand opportunities with supply constraints and logistics operations.

  In order to effectively manage and coordinate value chain activities, companies require planning and execution software that provides for integrated communication and collaboration among the various constituents along the value chain. This enhanced collaboration synchronizes production plans with demand forecasts, thereby minimizing bottlenecks that lead to production delays and excess inventory. In addition, companies seek integrated planning and execution systems that further optimize the flow of products to the customer through enhanced transportation and warehouse management capabilities. Organizations are also demanding solutions that are modular and scaleable to fit the changing needs of the organization and that can be rapidly deployed.

LOGILITY VALUE CHAIN SOLUTIONS

  The Company's integrated product line, Logility Value Chain Solutions, is a value chain management software suite that enables manufacturers, distributors and retailers to more effectively manage the activities along their respective value chains.

  The key benefits of the Company's software solution include the following:

    Integrated End-to-End Value Chain Solution. The Company's Logility Value Chain Solutions provides functionality that addresses both the flow of information and the flow of products throughout the value chain. By synchronizing its comprehensive planning software suite with its transportation and warehouse management software solutions, the Company's product suite can more efficiently and accurately coordinate the delivery of products to the customer. This end-to-end approach allows maximum synchronization of activities along the value chain.

    Comprehensive Planning Solution. The Company's planning solution is comprised of demand, inventory, manufacturing, replenishment and transportation planning modules that balance demand opportunities with supply constraints through the synchronization of information gathered from value chain participants. A key component of the Company's planning solution is its emphasis on addressing the full range of complex demand planning requirements of its customers, including comprehensive forecasting capabilities that take into account each user's unique perspective of the value chain.

    Advanced Collaborative Planning Functionality. The Company's products allow for collaboration among the various levels within an organization and among external constituents throughout the value chain. The architecture of Logility Planning Solutions enables key constituents to participate in the planning process, including marketing, sales, manufacturing, procurement, logistics and transportation personnel, so that the requirements of all groups are factored in to create one consensus plan. The Company's collaborative planning functionality is further enhanced with the Company's Demand Chain Voyager and Supply Chain Voyager modules, which leverage Internet technology to facilitate information sharing directly with trading partners.

    Robust Warehouse Management Solution. The Company's integrated WarehousePRO solution is designed to optimize operations within the warehouse by improving inventory turnover, increasing inventory accuracy and customer service and reducing inventory levels. The solution's object-oriented design and user-configurable architecture allows for flexible and rapid implementation. In addition, the solution features a comprehensive library of industry best-practice workflows that can be configured by the customer, thereby minimizing the need for custom programming.

    Rapid Deployment. The Company's products utilize a modular design, thereby streamlining implementation and allowing deployment in a relatively short time frame. The comprehensive functionality of each module generally permits customers to implement the solutions with nominal modifications. In addition, the Company's software combines sophisticated techniques and tools with an intuitive, Windows-based interface to reduce training requirements and implementation tasks.

    Open, Scaleable, Client-Server Architecture. Logility's software has been designed to integrate with existing in-house and third-party software applications and a variety of operating environments and platforms. The software is scaleable to manage complex processes involving tens of thousands of products across multiple sites.

STRATEGY

  The Company's objective is to become the leading provider of value chain management software solutions that are designed to enhance collaboration among participants along the value chain and optimize the operations associated with manufacturing and the distribution of products. The Company's strategy includes the following key elements:

    Leverage and Expand Installed Base of Customers. The Company currently targets businesses in both the discrete and process manufacturing industries, including consumer packaged goods, chemicals and pharmaceuticals, food and beverage, and telecommunications and utilities. The Company intends to continue to leverage its installed base of more than 200 customers to introduce additional functionality, product upgrades and complementary modules. In addition, the Company intends to expand sales to new customers in its existing vertical markets and to target additional vertical markets.

    Continue to Expand Sales and Marketing. The Company intends to continue to pursue an increased share of the market for value chain management software solutions by expanding its sales and marketing activities. The Company intends to continue building a direct sales force that is focused on selected vertical markets, such as chemicals and pharmaceuticals and consumer packaged goods manufacturers.

    Maintain Technology Leadership. The Company believes that it is a technology leader in the field of value chain management software solutions and intends to continue to provide innovative, advanced solutions to this market. The Company believes that it was one of the earliest providers of value chain planning software solutions on a client-server platform and on Windows NT, and the first to introduce a value chain planning software solution that operates over the Internet. The Company intends to continue to develop and introduce new or enhanced products and keep pace with technological developments and emerging industry standards.

    Focus on Integrated Planning and Logistics Execution Solution. The Company believes it is one of the few providers of integrated value chain management software solutions addressing both demand and supply planning as well as transportation and warehousing logistics requirements. The Company is focused on providing the most comprehensive planning and execution solution aimed at optimizing operations along the value chain. The Company intends to continue to focus its development initiatives on enhancing its end-to-end solution and introducing additional capabilities that complement its integrated solution.

    Increase Penetration of International Markets. In fiscal year ended April 30, 1997, the Company generated 12% of its total revenues from international sales and has marketing relationships with a number of foreign distributors. The Company intends to expand its international presence by adding additional direct sales personnel to address international markets and creating additional relationships with distributors in Europe, Latin America and the Asia/Pacific region.

    Leverage Strategic Relationships. The Company has a number of recent marketing or product relationships with leading ERP providers, systems integrators and systems consulting organizations, including Andersen Consulting, CAPS Logistics, Deloitte & Touche, Oracle, PeopleSoft, Ross Systems and SAP. The Company intends to utilize these and future relationships with other service providers and hardware and software vendors to enhance its sales and marketing efforts. The Company also intends to leverage its relationship with American Software by selling through its established distribution channels, targeting both existing and new customers.

    Continue to Focus on Providing High Quality Customer Service. Providing high quality customer service is a critical element of the Company's strategy. The Company intends to continue to invest in technology and personnel to accommodate the needs of its growing customer base. The Company is installing a new help desk solution to further enhance the service function and expects to add additional service and support staff going forward.

PRODUCTS

  Logility Value Chain Solutions is an integrated suite of value chain management solutions designed to synchronize demand opportunities with supply constraints and logistics operations. The suite is comprised of two solution groups: Logility Planning Solutions and Logility Execution Solutions, which in turn are comprised of a series of integrated modules. These modules can be implemented individually in certain cases, as well as in combinations or as a full solution suite. Logility Value Chain Solutions supports multiple communications protocols and is designed to operate with industry-standard open technologies, including leading client-server environments, such as HP9000, IBM RS/6000 and Intel-based servers running Windows NT. The Company's WarehousePRO solution operates on the OS/2 platform and is designed to interface with a broad range of operating systems and platforms. A Windows NT version is under development and scheduled for general availability by the end of 1997. The following table summarizes the Company's product line:

 SOLUTION GROUP           MODULE                   FEATURES
- -------------------------------------------------------------------------------
 LOGILITY PLANNING
  SOLUTIONS               Demand Planning          . Item and group forecasting
                                                   . Self selecting forecast
                                                   models
                                                   . Personalized data views
                                                   . Item stratification
                                                   . Product life cycle
                                                   management with simulation
                                                   . Drag and drop data
                                                   manipulation
- -------------------------------------------------------------------------------
                                                   . Time-phased view of
                          Inventory Planning       inventory
                                                   . Graphical simulations of
                                                   inventory trade-offs
                                                   . Views of dependent and
                                                   independent demand
                                                   . Inventory management
                                                   variables
- -------------------------------------------------------------------------------
                          Event Planning*          . Promotion planning
                                                   . Self-learning capabilities
                                                   using artificial
                                                     intelligence
                                                   . Causal-based forecasting
                                                   . Promotion profitability
                                                   simulations
- -------------------------------------------------------------------------------
                          Demand Chain Voyager     . Forecast retrieval and
                                                   modifications via the
                                                     Internet
                                                   . Tight integration with
                                                   Demand Planning
                                                   . Promotion planning
                                                   calendars
                                                   . Comprehensive security
                                                   features
                                                   . Collaborative planning
                                                   with trading partners
- -------------------------------------------------------------------------------
                                                   . Enterprise-wide capacity
                          Manufacturing Planning   planning
                                                   . Plant-level scheduling
                                                   . Supports activity-based
                                                   costing
                                                   . Optimizes sourcing
                                                   decisions' actual costs
                                                   . Interactive simulation
                                                   . Real-time, in memory model
- -------------------------------------------------------------------------------
                                                   . Supports continuous
                          Replenishment Planning   replenishment strategies
                                                   . Constrained, time-phased
                                                   distribution
                                                     requirements planning
                                                   . Proactive action messages
                                                   . EDI integration
                                                   . Available to promise
                                                   methodologies
                                                   . Multi-site sourcing and
                                                   allocation
- -------------------------------------------------------------------------------
                          Transportation Planning  . Load Control Center
                                                   . Shipment planning and
                                                   consolidation
                                                   . Freight rating and routing
                                                   . Carrier selection
- -------------------------------------------------------------------------------
                          Supply Chain Voyager     . Replenishment ordering via
                                                   the Internet
                                                   . Tight integration with
                                                   Replenishment Planning
                                                   . Remote analysis of orders
                                                   . Comprehensive security
                                                   features
                                                   . Collaborative planning
                                                   with trading partners
- -------------------------------------------------------------------------------
 LOGILITY EXECUTION       Transportation
  SOLUTIONS               Management               . Load tendering
                                                   . Shipment confirmation
                                                   . Freight audit and payment
                                                   control
                                                   . Shipment documentation and
                                                   tracking
- -------------------------------------------------------------------------------
                                                   . Object oriented
                          WarehousePRO             architecture
                                                   . User configurable options
                                                   . Advanced workflow
                                                   technology
                                                   . Dynamic label and report
                                                   printing
                                                   . Integrated graphical user
                                                   interface

*Under development. See "--Research and Product Development."

 LOGILITY PLANNING SOLUTIONS

  Logility Planning Solutions is designed to optimize demand opportunities with supply constraints. The solution enables users to generate and analyze information to effectively manage demand and respond to changes in the marketplace while optimizing the utilization of production, distribution and transportation assets. Demand Chain Voyager and Supply Chain Voyager enhance the functionality of Logility Planning Solutions by utilizing the Internet to extend planning capabilities to remote users and trading partners.

    Demand Planning. The Demand Planning module reconciles demand history, existing customer orders, point-of-sale data, market forecasts and other information to generate a graphical representation of demand by item, location, customer and/or group. Demand Planning has an automatic self-correcting, self-selecting modeling process that utilizes a number of advanced forecasting models to generate sales, marketing, logistics and other forecasts. The system allows for user-override of certain modeling parameters, such as quantities or percentages, to account for promotions, supply constraints and other "what-if" scenarios.

    Inventory Planning. The Inventory Planning module is designed to determine the optimal balance between inventory and service levels. With extensive simulation capabilities, Inventory Planning helps manufacturers and distributors reduce inventory costs while meeting customer service requirements at the individual stock keeping unit ("SKU") level. Built around industry best-practices, Inventory Planning can enhance planning and scheduling of inventory while taking into consideration replenishment frequency and order size, seasonal build and manufacturing plans. Service level targets and policies can be applied individually to every product within an enterprise or uniformly throughout the various product lines.

    Event Planning. The Company is developing an Event Planning module that is currently scheduled for general availability by the end of 1997. The Event Planning module will be a causal-based forecasting solution designed to facilitate product life-cycle management and promotion planning, and will provide forecasting capabilities to help determine the impact of promotions, price changes or other events, enabling manufacturers to adjust production to match changing demand. Event Planning will utilize advanced forecasting algorithms based on neural network techniques that allow the system to refine forecasting by incorporating the results of ongoing promotions and other activities.

    Demand Chain Voyager. Through the use of the Internet, the Demand Chain Voyager module extends the reach of Demand Planning by allowing remote users to view corporate forecasts and to input demand data in real-time. Demand Chain Voyager provides an online, updated schedule of events including promotions, product launches and holidays. In addition, it allows for the revision of inventory goals and objectives such as service levels and turns.

    Manufacturing Planning. The Manufacturing Planning module is designed as a constraint-based planning solution that balances manufacturing processes and resources with demand priorities and corporate objectives. Manufacturing Planning models the operations of a business by capturing capacity constraints such as equipment capabilities, intermediate storage limitations, shop floor calendars and raw material availability and production constraints such as synchronization of multi-step operations, product sequencing, production changeovers and inventory policies. Manufacturing Planning enables collaborative decision-making by comparing the feasibility and cost effectiveness of various scheduling strategies through the use of simulation.

    Replenishment Planning. The Replenishment Planning module addresses the planning needs of an organization to determine the optimal balance between customer service levels and inventory. Replenishment Planning takes into account manufacturing constraints, inventory investment, desired service levels, and current orders and commitments. Features of Replenishment Planning include automatic detailed item planning to balance delivery loads and orders, filtered order review, SKU change simulation, and constrained distribution requirements planning. The benefits of Replenishment Planning include, among others, faster inventory turns, optimized inventory levels and the ability to allocate customer orders based on user-defined priorities. Replenishment Planning provides support for continuous replenishment strategies, such as Vendor Managed Inventory, Quick Response and Efficient Consumer Response.

    Transportation Planning. The Transportation Planning module synchronizes transportation plans with demand, inventory, manufacturing and replenishment strategies. Transportation Planning consolidates shipments and determines the optimal transportation mode and carrier while providing a list of alternatives. The solution includes a Load Control Center that reviews all inbound, outbound and inter-facility shipments and provides an integrated view of all orders requiring shipping decisions. The product is designed to reduce freight costs, improve customer service levels and increase responsiveness to customer requirements. A Windows NT version of Transportation Planning is under development and is currently scheduled for general availability by the end of 1997.

    Supply Chain Voyager. The Supply Chain Voyager module operates over the Internet and provides trading partners with enhanced functionality for consumption monitoring and order review, approval and tracking. Consumption monitoring facilitates the process of tracking inventory consumption at the point of demand and comparing real-time inventory levels to inventory targets. Order review, approval and tracking automatically generate proposed replenishment orders and allow trading partners to track the status of orders.

 LOGILITY EXECUTION SOLUTIONS

  Logility Execution Solutions is designed to enable users to effectively and efficiently manage the flow of products through distribution centers and warehouses and helps ensure that products are delivered to the right location using the best transportation alternatives available. Integrated analysis reporting is included to allow users to analyze cost and productivity across the value chain, enabling companies to make real-time decisions about the operations of their warehouses and the transport of products.

    Transportation Management. Transportation Management facilitates the timely execution of the optimized shipping plan developed by the Transportation Planning module. Load tendering and shipment tracking are included via Electronic Data Interchange ("EDI"), E-mail or automatic fax. The freight audit and payment capabilities enable flexible reporting of landed cost by shipment, customer or product group. The module is designed to reduce freight costs, improve carrier utilization and provide comprehensive freight management reporting. A Windows NT version of Transportation Management is currently under development and is scheduled for general availability by the end of 1997.

    WarehousePRO. WarehousePRO incorporates advanced workflow technology, industry-specific best practices and radio frequency data collection terminals to optimize warehouse operations. The software's object-oriented design allows users to define the properties of specific items, locations, or processes, thereby reducing the need for custom programming. The solution is highly flexible and can be reconfigured by the user to adapt to changing business requirements. WarehousePRO features an extensive workflow library of user-selected templates incorporating industry-specific best-practice warehousing techniques. With built-in standard interfaces to major radio frequency data collection systems, the software delivers more accurate inventory accountability and improved warehouse efficiency. WarehousePRO's performance analysis tools generate graphical reports that illustrate productivity gains, warehouse efficiency and inventory controls, enabling users to make real-time management decisions. A Windows NT version of WarehousePRO is under development and is currently scheduled for general availability by the end of 1997.

  The price for the Company's products typically is determined based upon the number of modules licensed and the number of servers, users and/or sites for which the solution is designed. During fiscal year ended April 30, 1997, license fees for a new customer generally ranged from $200,000 to $1,000,000.

CUSTOMERS

  The Company primarily targets businesses in the consumer packaged goods, chemicals and pharmaceuticals and manufacturing industries. As of July 31, 1997, one or more of the Company's solutions had been licensed to more than 200 customers worldwide. No single customer accounted for 10% or greater of the Company's revenues in the three years ended April 30, 1997. The following companies purchased at least $200,000 in products and services from the Company on a cumulative basis since April 30, 1995:

   CONSUMER                CHEMICALS AND
   PACKAGED GOODS          PHARMACEUTICALS           MANUFACTURING AND OTHERS
   --------------          ---------------           ------------------------
   Bausch & Lomb           Eastman Chemical          Appleton Paper
   Goody (a division of    FINA Inc.                 British Telecommunications
    Newell Company)        Pfizer International      Mercury Marine
   Heineken USA            Pharmacia & Upjohn        Reynolds Metals
   Nestle                  Rhone-Poulenc             Siecor (joint venture
   Sara Lee Knit Products  Sigma-Aldrich Corporation  between Siemens & Corning)
   S.C. Johnson & Sons                               Sony Electronics
   The Glidden Company                               Union Camp
   Tiffany's
   VF Corporation

  The following examples illustrate how certain customers have adopted and are implementing the Company's solutions:

    Heineken USA, a subsidiary of Heineken, NV, is the sole US importer for the Heineken, Amstel and Murphy's brands of beer. With a network of more than 400 independent distributors, Heineken USA was evaluating solutions that could provide enhanced collaboration within its network. Specifically, Heineken USA was looking to increase forecast accuracy and streamline replenishment orders, thereby reducing order cycle times. After a competitive sales process, Heineken USA selected Logility Planning Solutions primarily for its ability to leverage the functionality of the Internet in a cost-effective manner to allow for real-time collaboration with its distributors. Heineken USA implemented the Demand Planning, Inventory Planning and Replenishment Planning modules into its core ERP system and connected its distribution network via the Internet utilizing the Demand Chain Voyager and Supply Chain Voyager modules. Distributors are now able to report sales and place replenishment orders on a customized Heineken Web page based upon forecasts and replenishment recommendations provided by Heineken USA. Although the system has only been operational since January 1997, order cycle times have been reduced substantially, resulting in improved customer satisfaction.

    FINA Inc. is an integrated oil and chemical company that produces a number of plastic products including polystyrene, polypropylene and polyethylene. These plastics are sold to manufacturers who make various products including medical devices, cutlery, toys, appliances, food packaging, plastic bags and carpet. FINA was looking for an integrated software solution to help improve forecasting, inventory management and manufacturing planning. Because FINA maintains a multi-tiered distribution system, it was important to have the right inventory at the right warehouse at the right time. After a competitive evaluation, FINA selected the Company's Demand Planning, Inventory Planning, Replenishment Planning, and Manufacturing Planning modules. As a result of implementing Logility Planning Solutions, FINA expects to optimize inventory, improve production scheduling and increase customer service levels. Benefits achieved to date include a significant reduction in the time needed to generate a production schedule and to make decisions regarding inventory replenishments at outside warehouses. FINA also is benefiting from the ability to review the future effects of a time-phased inventory.

    Goody, a division of Newell Company, is a leading manufacturer of hair accessories such as combs, hair brushes and barrettes. With a broad and complex product line consisting of manufactured and sourced products, accurate and timely order fulfillment is an important element to Goody's success. Following an evaluation process, Goody chose the Company as its partner and purchased the Company's WarehousePRO product to manage all warehouse operations in its 290,000-square-foot facility. Goody selected the Company on the basis of its ability to meet and support an aggressive implementation schedule and the ability to integrate WarehousePRO with its existing systems. Since implementing WarehousePRO in May 1997, Goody has substantially enhanced its ability to accommodate increasingly demanding order response times.

SALES AND MARKETING

  The Company markets its products through direct and indirect sales channels in the United States and Canada and primarily through indirect channels outside North America. The Company conducts its principal sales and marketing activities from corporate headquarters in Atlanta, Georgia, and has sales and/or support offices in Boston, Chicago, Columbus, Dallas, Detroit, Minneapolis, Newport Beach, Philadelphia, Raleigh, and Toronto, Canada. Sales channels outside of North America are managed from a sales office in the United Kingdom.

  The Company has a number of joint-marketing relationships with business application software vendors, including CAPS Logistics, PeopleSoft and Ross Systems. The Company also has a sales and marketing relationship with its parent, American Software. See "Relationship with American Software and Certain Transactions." These agreements promote the cross-marketing of the Company's products with the products of these other vendors.

  The Company has arrangements with independent distributors and resellers throughout Europe and the Asia/Pacific region which distribute the Company's product line in foreign countries. These vendors typically sell their own consulting and systems integration services in conjunction with the licensing of the Company's products.

  As of July 31, 1997, the Company employed 66 sales and marketing personnel. The Company intends to increase expenditures to expand its direct sales and marketing organizations in the United States, Europe and the Asia/Pacific region, as well as increase the name recognition of the Company and its products.

  To support its direct sales force, the Company conducts marketing programs that include public relations, direct mail, advertising campaigns, trade shows, product seminars, user group conferences and ongoing customer communication programs.

CUSTOMER SERVICE AND SUPPORT

  The Company believes that providing a high level of customer service and technical support is essential to customer satisfaction and timely implementation of the Logility Value Chain Solutions. As of July 31, 1997, the Company had 59 employees in its customer service and support organization, providing software maintenance and support, training and consulting services.

  The Company provides the following services and support to its customers:

    Implementation; Training Services. The Company offers its customers post-delivery professional services consisting primarily of implementation and training services, for which the Company charges separately on either an hourly or daily basis. Customers that choose to purchase implementation services receive assistance in integrating the Company's solution with existing software applications and databases. Implementation of Logility Value Chain Solutions typically requires three to twelve months, depending on the complexity of a customer's existing system, the number of modules purchased, and the training requirements.

    Product Maintenance and Updates; Support Services. The Company provides its customers with ongoing product support services. Support or maintenance contracts typically are sold to customers for a one- to three-year term at the time of the initial product license and may be renewed for additional periods. Under these contracts, the Company provides telephone consulting, product updates and releases of new versions of products previously purchased by the customer, as well as error reporting and correction services. The Company provides ongoing support and maintenance services on a seven-days-a-week, 24-hours-a-day basis through telephone and electronic mail, using a call logging and tracking system for quality assurance.

RESEARCH AND PRODUCT DEVELOPMENT

  The Company has dedicated significant resources to the development of the Logility Value Chain Solutions and its associated modules. The Company's product development expenditures (including capitalized software costs) in fiscal years ended April 30, 1997, 1996 and 1995 were $6.3 million, $5.1 million and $3.4 million, respectively. As of July 31, 1997, the Company had 53 employees devoted to product development. The Company intends to continue to increase its investment in product development in future periods.

  The Company believes that its future success depends in part upon its ability to continue to enhance existing products, respond to changing customer requirements, develop and introduce new or enhanced products and keep pace with technological developments and emerging industry standards. The Company's development efforts are focused on, but are not limited to, enhancing operability of its products across distributed and changing heterogeneous hardware platforms, operating systems and relational databases and the addition of new functionality to existing products.

  The Company is in the process of releasing version 5.0 of Logility Planning Solutions. This version is based on an integrated object-oriented architecture for maximum scaleability and messaging functionality that supports the increasingly distributed nature of value chain planning. The product incorporates advanced Microsoft technology, including ActiveX and DCOM. The Event Planning module is currently under development and is currently scheduled for general availability by the end of 1997. Windows NT versions of the Company's Transportation Planning, Transportation Management and WarehousePRO modules are currently under development and are currently scheduled for general availability by the end of 1997. The Company has developed interfaces with PeopleSoft's manufacturing application and has active interface development initiatives with other leading ERP vendors, such as Oracle and SAP.

  There can be no assurance that the Company will be successful in developing these new or enhanced products or other new products on a timely basis, or that such enhancements or new products, when introduced, will achieve market acceptance or will adequately address the changing needs of the marketplace. See "Risk Factors--Rapid Technological Change and New Products."

COMPETITION

  The Company's products are targeted at emerging markets within the application software market, which is intensely competitive and characterized by rapid technological change. The Company's competitors are diverse and offer a variety of solutions directed at various aspects of the value chain, as well as the enterprise as a whole. The Company's existing competitors include application software vendors, such as BDM, i2 Technologies, Manugistics, Numetrix, Optum and Weseley Software. In addition, the Company faces potential competition for the Logility Value Chain Solutions from (i) internal development efforts by corporate information technology departments, (ii) smaller independent companies that have developed or are attempting to develop value chain management software that competes with the Company's software solution, and (iii) other business application software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, value chain management software.

  In addition, the Company may face competition from other application software vendors, including ERP vendors, that from time to time jointly market the Company's products as a complement to their own systems. To the extent such vendors develop or acquire systems with functionality comparable or superior to Logility's products, their significant installed customer base, long-standing customer relationships and ability to offer a broad solution could provide a significant competitive advantage over the Company.

  The Company also expects to face additional competition as other established and emerging companies enter the market for value chain management software and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

  Many of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The principal competitive factors affecting the market for the Company's products include vendor and product reputation; product architecture, functionality and features; costs; ease and speed of implementation; return on investment; product quality, price and performance; and level of support. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSES

  The Company's success and ability to compete is dependent in part upon its proprietary technology. To protect its proprietary technology, the Company relies on a combination of copyright and trade secret laws, confidentiality procedures and contractual provisions, which may afford only limited protection. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Although the Company relies on the limited protection afforded by such confidential and contractual procedures and intellectual property laws, it also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable maintenance are essential to establishing and maintaining a technology leadership position. The Company presently has no patents or patent applications pending. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality or license agreements with its employees, consultants and customers, and generally controls access to and distribution of its software, documentation and other proprietary information.

  The Company provides its software products to customers under non-exclusive license agreements. As is customary in the software industry, in order to protect its intellectual property rights, the Company does not sell or transfer title to its products to its customers. Under the Company's current standard form of license agreement, licensed software may be used solely for the customer's internal operations. Although the license agreements place restrictions on the use by the customer of the Company's products, there can be no assurance that unauthorized use of the Company's products will not occur. In addition, the Company has licensed the source code for its software to American Software on a limited basis to enable American Software to perform warranty, maintenance and support obligations for certain customers, for which it is responsible under certain license agreements that were not assigned to the Company in connection with the formation of the Company. See "Relationship with American Software and Certain Transactions."

  Despite the measures taken by the Company to protect its proprietary rights, unauthorized parties may attempt to reverse engineer or copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  In the future, the Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time consuming and expensive to defend, prosecute or resolve. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing technology, require a substantial amount of attention from management, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. To the extent the Company desires or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company, if at all. See "Risk Factors--Dependence on Proprietary Technology."

  The Company has resold and expects in the future to resell certain software that it licenses from third parties for use in connection with the Company's products. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms, if at all. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Further, any such delay, to the extent it becomes extended, could result in a material adverse effect on the Company's results of operations.

EMPLOYEES

  As of July 31, 1997, the Company had 185 full-time employees, consisting of 66 in sales and marketing, 53 in product development, 59 in customer support and 7 in administration and finance. In addition, the Company shares a number of administrative and finance personnel with American Software. See "Relationship with American Software and Certain Transactions." None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes its employee relations are good.

FACILITIES

  The Company maintains its headquarters in Atlanta, Georgia. Some of the Company's offices are occupied pursuant to the Facilities Agreement. The Company believes its existing facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed on commercially reasonable terms. See "Relationship with American Software and Certain Transactions."

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

 NAME                                        AGE POSITION
 ----                                        --- --------
 James C. Edenfield......................... 62  Chairman of the Board of
                                                 Directors
 J. Michael Edenfield....................... 39  Chief Executive Officer,
                                                 President and Director
 James M. Modak............................. 40  Chief Financial Officer and
                                                 Senior Vice President
 Larry R. Olin.............................. 45  Vice President--Sales, North
                                                 America
 Donald L. Thomas........................... 50  Vice President--Customer
                                                 Service
 Andrew G. White............................ 32  Vice President--Research and
  Development

  James C. Edenfield has served as Chairman of the Board of Directors of the Company since January 1997. He is a co-founder of American Software, where he has served as Chief Executive Officer and Director since 1971. Prior to founding American Software, Mr. Edenfield held several executive positions at and was a Director of Management Science America, Inc., an applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology.

  J. Michael Edenfield has served as a Director and as President and Chief Executive Officer of the Company since January 1997. He also serves as Executive Vice President and Chief Operating Officer of American Software, Inc. and its principal operating subsidiary, American Software USA, Inc., positions he has held since June 1994. Mr. Edenfield intends to resign his position as Chief Operating Officer of American Software USA, Inc. upon the completion of this offering. Prior to June 1994, Mr. Edenfield served in the following positions with American Software USA, Inc.: Senior Vice President of North American Sales and Marketing from July 1993 to June 1994, Senior Vice President of North American Sales from August 1992 to July 1993, Group Vice President from May 1991 to August 1992 and Regional Vice President from May 1987 to May 1991. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology. Mr. Edenfield is the son of James C. Edenfield, Chairman of the Board of Directors of the Company.

  James M. Modak has served as Chief Financial Officer and Senior Vice President of the Company since August 1997. From January 1996 to July 1997, Mr. Modak served as Senior Vice President--Finance of Total System Services, Inc., a New York Stock Exchange-listed credit card processing company. From September 1993 to January 1996, Mr. Modak served as Senior Vice President-- Financial Analysis of First Financial Management Corp., a financial services processing company. From February 1993 to August 1993 he was Chief Financial Officer of Shop 'N Chek, a quality service provider for the retail industry. From July 1991 to February 1993, Mr. Modak was Senior Vice President-- Controller of DF Southeastern, Inc., a savings bank holding company. From 1979 to 1991 he was a CPA with KPMG Peat Marwick. Mr. Modak is a Certified Public Accountant with a Bachelor of Business Administration degree from the University of Notre Dame.

  Larry R. Olin has served as Vice President, North American Sales of the Company since January 1997. From November 1996 to January 1997, Mr. Olin served as Vice President of Sales of the Supply Chain Planning division of American Software USA, Inc. From August 1992 to November 1996, he was Group Vice President of American Software USA, Inc. He holds a B.S. degree in Business Administration from Lake Superior State University and an M.B.A. in Finance from Central Michigan University.

  Donald L. Thomas has served as Vice President, Customer Service of the Company since January 1997. From October 1976 to January 1997, he served in a variety of positions with American Software, most recently as Vice President, Customer Service of the Supply Chain Planning division of American Software USA, Inc. He holds a B.S. degree in Industrial Engineering from Auburn University.

  Andrew O. White has served as Vice President, Research and Development of the Company since January 1997. From March 1992 to January 1997, Mr. White was employed by American Software (UK) Ltd. and American Software USA, Inc., most recently as the Vice President of Research and Development of American Software USA, Inc. He holds a Bachelor of Arts (Honors) degree in Economics from The Open University in the United Kingdom.

  Each Director holds office until the next annual meeting of the stockholders of the Company or until his successor is duly elected and qualified. At such time as the Board of Directors is comprised of more than two directors, however, directors will be assigned to classes and will serve staggered three-year terms. Officers are chosen by, and serve at the discretion of, the Board of Directors.

  The Company has received commitments from three individuals, C. Tycho Howle, Parker H. Petit and Dr. John A. White, to serve as members of the Board of Directors of the Company, with terms to commence following completion of this offering. Each of these individuals would be considered an "independent director", having no employment or other business relationship with the Company or with American Software. It is anticipated that two or more of these individuals will serve, at least initially, on each of the Audit and Compensation Committees of the Board of Directors of the Company. The following is summarized biographical information about these individuals:

  C. Tycho Howle, age 48, was a founder and since 1983 has served as Chairman of Harbinger Corporation, a Nasdaq-listed world-wide provider of electronic commerce products and services, and served as its Chief Executive Officer from 1983 to March 1997. From 1981 to 1983, Mr. Howle was a consultant with McKenzie and Company, a management consulting firm. From 1979 to 1981, Mr. Howle was a product line manager with Hewlett-Packard. From 1973 to 1977, he was a project manager with Booz, Allen and Hamilton's Applied Research Unit. Mr. Howle holds a BS degree (with honors) in Physics and an MS degree in Systems Engineering from Clemson University and an MBA from the Harvard Business School.

  Parker H. Petit, age 58, was the founder of Healthdyne, Inc. and served as its Chairman and Chief Executive Officer from 1970 to March 1996. Healthdyne spun off to its shareholders two of its subsidiaries, Healthdyne Technologies (Nasdaq: HDTC) and Healthdyne Information Enterprises (Nasdaq: HDIE) in 1995. Subsequently, its remaining subsidiary, Healthdyne Maternity Management, was merged with Tokos Medical Corporation to form Matria Healthcare (Nasdaq: MATR) in 1996. Mr. Petit currently serves as Chairman of Healthdyne Technologies, Healthdyne Information Enterprises and Matria Healthcare. Mr. Petit is a member of the Board of Directors of Atlantic Southeast Airlines, a regional air carrier, and Intelligent Systems Corporation, a technology company. He is also a director of the Georgia Research Alliance, a coalition of government and industry leaders formed to encourage development of high technology business in Georgia, and has been elected to the Georgia Technology Hall of Fame.

  John A. White, age 57, is Chancellor of the University of Arkansas. From July 1991 to July 1997, Dr. White served as Dean of Engineering at Georgia Institute of Technology, having been a member of the faculty since 1975. From July 1988 to September 1991, he served as Assistant Director of the National Science Foundation in Washington, D.C. Mr. White is a member of the Board of Directors of Motorola, Eastman Chemical Company, CAPS Logistics and Russell Corporation. He is a member of the National Science Board and the National Academy of Engineering, a past President of the Institute of Industrial Engineers and past Chairman of the American Association of Engineering Societies. Dr. White founded SysteCon, a logistics consulting firm, and served as its Chairman and Chief Executive Officer until its acquisition by Coopers and Lybrand. Dr. White received a B.S.I.E. degree from the University of Arkansas, a M.S.I.E. degree from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors currently acts as the Compensation Committee, and reviews and approves compensation and benefits for the Company's executive officers and administers the Company's 1997 Stock Plan. The Board is currently comprised of James C. Edenfield and J. Michael Edenfield. James C.

Edenfield is Chief Executive Officer of American Software and J. Michael Edenfield is Chief Executive Officer of the Company and Chief Operating Officer of American Software, Inc. and American Software USA, Inc. J. Michael Edenfield intends to resign his position as Chief Operating Officer of American Software USA, Inc. upon the completion of this offering. The Board expects to appoint independent directors to the Compensation Committee within 30 days following the date of this Prospectus. See "Relationship with American Software and Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth all compensation paid or accrued in fiscal year ended April 30, 1997 by the Company's chief executive officer and its two other most highly compensated executive officers who were serving as executive officers and whose total annual salary and bonus exceeded $100,000 per year during fiscal year ended April 30, 1997 (together, the "Named Officers").

                                         ANNUAL        LONG TERM
                                     COMPENSATION(1)  COMPENSATION
                                    ----------------- ------------
                                                       SECURITIES   ALL OTHER
                                      BASE             UNDERLYING  COMPENSATION
    NAME AND PRINCIPAL POSITION      SALARY   BONUS   OPTIONS (1)      (2)
    ---------------------------     -------- -------- ------------ ------------
J. Michael Edenfield .............. $240,000 $102,735    30,000(3)     $-0-
 President and Chief Executive Of-
  ficer
Larry R. Olin......................  175,000   84,281       -0-         -0-
 Vice President--Sales, North Amer-
  ica
Donald L. Thomas...................  133,000    4,000       -0-         -0-
 Vice President--Customer Service

- --------
(1) The Company was organized in January 1997, and the persons named in the table above became executive officers of the Company at that time or shortly thereafter. Reported in the table are the total amounts paid and options granted to purchase shares of American Software to such persons for their services in all capacities to American Software and its subsidiaries, including the Company.
(2) The aggregate amount of perquisites and other personal benefits, securities or property given to each Named Officer, valued on the basis of aggregate incremental cost to American Software or the Company, was less than either $50,000 or 10% of the total annual salary and bonus for that individual.
(3) Consists entirely of options granted in fiscal year ended April 30, 1997 under the American Software, Inc. Director and Officer Stock Option Plan.

STOCK OPTION GRANTS

  The following table sets forth information with respect to options granted during fiscal year ended April 30, 1997, by American Software under its Director and Officer Stock Option Plan, to J. Michael Edenfield, who was the only Named Officer who received option grants during that fiscal year.

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------
                                    PERCENT OF                                       POTENTIAL
                                      TOTAL                                        REALIZED VALUE
                                     OPTIONS                                         AT ASSUMED       MARKET VALUE
                                    GRANTED TO                                    ANNUAL RATES OF     AT END OF 10
                                     AMERICAN                                       STOCK PRICE      YEARS ASSUMING
                                     SOFTWARE                         FAIR MARKET APPRECIATION FOR     5%/10% PER
                         NUMBER OF  EMPLOYEES  EXERCISE OR             VALUE ON    OPTION TERM(2)        ANNUM
                          OPTIONS   IN FISCAL  BASE PRICE  EXPIRATION   DATE OF   ------------------   COMPOUNDED
          NAME           GRANTED(1)    YEAR    (PER SHARE)    DATE       GRANT      5%        10%       INCREASE
          ----           ---------- ---------- ----------- ---------- ----------- -------   -------- --------------
J. Michael Edenfield ...   30,000       4%       $4.375    08/06/2006   $4.375    $82,650 / $209,250 $7.13 / $11.35

- --------
(1) Such options may not be exercised earlier than one year after the date of grant. Options vest ratably over a period of four years.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of American Software's Class A Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

STOCK OPTION EXERCISES AND OUTSTANDING OPTIONS

  The following table contains information, with respect to the Named Officers, regarding options to purchase shares of American Software common stock outstanding as of April 30, 1997. No stock options were exercised by the Named Officers during fiscal year ended April 30, 1997.

                                 NUMBER OF
                           SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                            UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
      NAME               EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
      ----               ------------------------- ----------------------------
J. Michael Edenfield....      65,969 / 95,031          $195,332 / $221,156
Larry R. Olin...........      56,000 / 56,000           168,000 /  168,000
Donald L. Thomas........      23,750 / 31,250            67,950 /   83,850

- --------
(1) The market price of American Software's Class A Common Stock on April 30, 1997 was $5.75.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Mr. Modak on July 24, 1997, pursuant to which he serves as Chief Financial Officer and Senior Vice President of the Company. The agreement provides that Mr. Modak is entitled to receive a base salary of $150,000 per year and is eligible to receive an incentive bonus based upon the Company's completion of this offering, the average price of the Company's common stock during a pre-determined period and the revenue growth of the Company for the twelve-month period ending July 31, 1998. In addition, the agreement provides for Mr. Modak to receive an option to purchase 35,000 shares of American Software common stock. The agreement also provides for an option to purchase 10,000 shares of the Company's Common Stock, to be granted under the 1997 Stock Plan. In the event there is a change in the ownership of the Company, and if Mr. Modak's employment is terminated by him or by the Company within six months of such change of control, Mr. Modak will be entitled to receive severance compensation in an amount equal to two years of his then-current salary.

  None of the other executive officers of the Company has entered into an employment agreement with the Company. Each of the other executive officers, however, is entitled to incentive compensation based on certain individualized fiscal 1998 performance standards.

1997 STOCK PLAN

  The Company's 1997 Stock Plan (the "Stock Plan") was adopted by the Board of Directors and approved by the sole stockholder of the Company in August 1997. Up to 295,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to stock options granted under the Stock Plan. Up to 300,000 stock appreciation right ("SAR") units may be granted under the Stock Plan, each SAR unit being equivalent to the appreciation in the market value of one share of Common Stock. The Company will be required to recognize compensation expense over the vesting period of any SAR's granted. No options or SARs are outstanding under the Stock Plan.

  The Stock Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options and SARs (collectively, "Awards"). Officers, employees, directors, advisors and consultants of the Company and any subsidiaries of the Company are eligible to be granted Awards under the Stock Plan. Under present law, however, incentive stock options may only be granted to employees.

  Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The Stock Plan permits the payment of the exercise price of options to be in the form of cash, by surrender to the Company of shares of Common Stock or by any combination of these two forms of payment.

  Under the terms of the Stock Plan, each independent, nonemployee director automatically receives an option to purchase 2,000 shares of the Company's Common Stock upon his or her election to the Board. Each non-employee director also automatically receives an option to purchase an additional 1,000 shares on the last day of each fiscal quarter. The exercise price of each option will be equal to the fair market value of the Company's Common Stock on the date it is granted.

  Approximately 185 persons are eligible to receive Awards under the Stock Plan, including the Company's five executive officers. The granting of Awards under the Stock Plan is discretionary.

  The Stock Plan will be administered by the Board of Directors and by two stock option committees to be appointed by the Board of Directors. A committee to be composed of nonemployee directors, which also is expected to act as the Compensation Committee, will be responsible for the administration and granting of Awards granted to executive officers of the Company. The Stock Option Committee of the Board of Directors, consisting of other directors of the Company, will be responsible for the administration and granting of Awards to other employees and eligible persons. To date, neither of such Committees has been formed, pending the election of nonemployee directors to the Board of Directors. The Board and the Stock Option Committee will have the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Plan generally and to interpret the provisions thereof. The Board of Directors, and the respective committees when they are established, may amend, modify or terminate any outstanding Award and with respect to new Awards will determine (i) the number of shares of Common Stock or units covered by options or SARs and the dates upon which such options or SARs become exercisable, (ii) the exercise price of options and SARs, and
(iii) the duration of options and SARs.

  The stock option agreements and stock appreciation rights agreements will provide that in the event of a Change in Control (as defined in the Stock
Plan) of the Company, or a threatened Change in Control of the Company as determined by the Board of Directors, outstanding Awards will automatically become fully exercisable, subject to the right of the individual Award holder to accept a substitute stock option or similar equity right from the surviving entity in the Change of Control transaction.

  No Award may be made under the Stock Plan after August 2007, but Awards previously granted may extend beyond that time. The Board of Directors may at any time terminate the Stock Plan. Any such termination will not affect outstanding options or SARs.

  So long as the Company remains a majority-owned subsidiary of American Software, officers and other employees of the Company will be eligible to receive grants of stock options under stock option plans of American Software. The grant of such options, if any, will be entirely within the discretion of the respective committees of the American Software board of directors. James
C. Edenfield, a director of the Company, serves on a committee of the American Software board which has authority over one of the American Software stock option plans. See "Relationship with American Software and Certain Transactions."

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Articles include provisions that limit the personal liability of the Company's directors to the Company or its shareholders for monetary damages for any action taken, or the failure to take any action, as a director of the Company to the fullest extent permitted under the Georgia Business Corporation Code (the "Georgia Code"). In accordance with the Georgia Code, however, the Articles do not eliminate liability (i) for any appropriation, in violation of a director's duties, of any business opportunity of the Company; (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction for which a director derived an improper personal benefit. In addition, the Articles and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under the Georgia Code, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions.

  The Company will enter into Indemnification Agreements with each of its directors and executive officers that provide the maximum indemnification allowed to directors and executive officers under the Georgia Code, subject to certain exceptions. In addition, as authorized by the Bylaws and Georgia Code, the Indemnification Agreements will provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

  The indemnification provisions in the Company's Articles and Bylaws and the Indemnification Agreements described above may permit indemnification of directors and executive officers for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. American Software currently maintains directors and officers liability insurance for the benefit of its and the Company's directors and officers.

         RELATIONSHIP WITH AMERICAN SOFTWARE AND CERTAIN TRANSACTIONS

  Since January 1, 1994, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than five percent of the Common Stock of the Company had or will have a direct or indirect material interest other than (i) compensation agreements which are described, where required, in "Management," and (ii) the transactions described below.

  The descriptions of agreements set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreements filed as exhibits to the Registration Statement of which this Prospectus forms a part.

SERVICES AGREEMENT

  The Company and American Software have entered into a Services Agreement effective August 1, 1997 (the "Services Agreement") with respect to certain services to be provided by American Software (or subsidiaries of American Software) to the Company. The Services Agreement provides that such services are provided in exchange for fees which (based on the current cost for such services) management of the Company believes would not be substantially different from fees that would be paid if such services were provided by independent third parties. Such fees are payable monthly in arrears. The Company may request an expansion of services, in which case the parties will discuss, without obligation, the provision of such services and an appropriate increase in charges for such services. Services are provided to the Company based on a number of billing and allocation methodologies including: (i) a "customary billing method," whereby specified services are provided to the Company at costs comparable to those charged from time to time to other businesses operated by American Software; (ii) a "pass-through billing method," whereby specified services are provided to the Company at the cost or expense incurred by American Software; and (iii) a "cost-plus billing method," whereby specified services are provided to the Company at the cost or expense incurred by American Software to a third party, plus an additional specified fixed percentage of such cost or expense.

  The purpose of the Services Agreement is to ensure that American Software continues to provide the Company with the range of services that American Software provided to the Company prior to this offering. With respect to matters covered by the Services Agreement, the relationship between American Software and the Company is intended to continue in a manner generally consistent with current practices. The services initially provided by American Software to the Company under the Services Agreement include, among other things, certain accounting, corporate development, professional services, employee benefit plan administration, human resources and compensation, general and administrative services, and risk management and tax services.

  In addition to the identified services, American Software has agreed to allow eligible employees of the Company to participate in certain of American Software's employee benefit plans. In addition to a monthly services fee under the Services Agreement, the Company will reimburse American Software for American Software's costs (including any contributions and premium costs and including third-party expenses and allocations of certain personnel expenses), generally in accordance with past practice relating to the participation by the Company's employees in any of American Software's benefit plans.

  The Services Agreement has an initial term of three years and is renewed automatically thereafter for successive one-year terms unless either the Company or American Software elects not to renew its term. The Company may terminate the Services Agreement with respect to one or more services following 60 days' notice to American Software, and American Software may terminate the Services Agreement with respect to one or more services following 120 days' notice to the Company. Additionally, the Services Agreement is subject to early termination at any time by either the Company or American Software upon 90 days' prior written notice if American Software ceases to own shares of Common Stock representing more than 50% of the voting power of the Common Stock of the Company.

  Pursuant to the Services Agreement, the Company will indemnify American Software against any damages that American Software may incur in connection with its performance of services under the Services Agreement (other than those arising from American Software's gross negligence or willful misconduct), and American Software will indemnify the Company against any damages arising out of American Software's gross negligence or willful misconduct in connection with its rendering of services under the Services Agreement.

FACILITIES AGREEMENT

  The Company and American Software have entered into a Facilities Agreement effective August 1, 1997 (the "Facilities Agreement"), which provides that the Company may occupy space located in certain facilities owned or leased by American Software (or subsidiaries of American Software) in exchange for rental fees. The Facilities Agreement obligates American Software, if so requested by the Company, to continue to provide the Company with the same or comparable facilities that American Software provided to the Company prior this offering. With respect to matters covered by the Facilities Agreement, the relationship between American Software and the Company is intended to continue in a manner generally consistent with past practices.

  The Facilities Agreement has an initial term of two years and is renewed automatically thereafter for successive one-year terms unless either the Company or American Software elects not to renew its term. The Facilities Agreement may be terminated by the Company for any reason with respect to any particular facility upon 90 days' written notice. The Facilities Agreement also is subject to early termination by either the Company or American Software upon 180 days' written notice if American Software ceases to own shares of Common Stock representing more than 50 percent of the voting power of the Common Stock of the Company. The Company's lease of space at any facility under the Facilities Agreement is limited by the term of the underlying lease between American Software and a landlord with respect to any facility leased by American Software and by the disposition by American Software of any facility owned by American Software.

TAX SHARING AGREEMENT

  The Company is, and immediately following the consummation of this offering will continue to be, included in American Software's federal consolidated income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of American Software and its subsidiaries. In certain circumstances, the Company will also be included with certain other subsidiaries of American Software in combined, consolidated, or unitary income tax groups for federal, state and local tax purposes. The Company and American Software have entered into a Tax Sharing Agreement effective January 23, 1997 (the "Tax Sharing Agreement"). In accordance with that agreement, the Company computes a separate, stand-alone income tax provision and settles balances due to or from American Software on this basis. All benefits derived from deferred tax assets as defined in the Tax Sharing Agreement (which include net operating loss and tax credit carryforwards) that arise prior to this offering will be allocated to American Software. After this offering, to the extent the tax computation produces a tax benefit for the Company, American Software will be required to pay such amounts to the Company only if and when such benefit is realized by American Software by the reduction in taxes payable with respect to the current tax period. At April 30, 1997, American Software had net operating loss carryforwards of approximately $20 million, which must be utilized by American Software before the Company would receive payment for any currently generated tax benefits. Accordingly, there can be no assurance that American Software will have future taxable income sufficient to utilize any tax losses of the Company in whole or in part.

  In determining the amount of tax sharing payments under the Tax Sharing Agreement, American Software will prepare for the Company pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by American Software in preparing the returns for

American Software's consolidated group and other applicable groups. American Software will continue to have all the rights of a parent of a consolidated group (and similar rights provided by applicable state and local law with respect to a parent of a combined, consolidated, or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income, franchise, and similar tax liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. In addition, American Software has undertaken to provide the aforementioned services with respect to the Company's separate state and local returns and the Company's foreign returns. Under the Tax Sharing Agreement, the Company will pay American Software a fee intended to reimburse American Software for all direct and indirect costs and expenses incurred with respect to the Company's share of the overall costs and expense incurred by American Software with respect to tax-related services.

  In general, the Company will be included in American Software's consolidated group for federal income tax purposes for so long as American Software beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and American Software during the period in which the Company is included in American Software's consolidated group, the Company could be liable in the event that any federal income tax liability is incurred, but not discharged, by any other member of American Software's consolidated group. See "Risk Factors--Relationship with American Software."

STOCK OPTION AGREEMENT

  The Company and American Software have entered into a Stock Option Agreement pursuant to which the Company has granted to American Software a continuing option (the "Stock Option"), transferable to any of American Software's affiliates, to purchase, under certain circumstances, additional shares of Common Stock and/or shares of Preferred Stock of the Company (if any shall be issued and outstanding). The Stock Option may be exercised by American Software simultaneously with the issuance of any equity security of the Company (other than in connection with this offering or upon the exercise of the Underwriters' over-allotment option), with respect to Common Stock, only to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of Preferred Stock, to the extent necessary to own eighty percent (80%) of each outstanding series of such stock. The purchase price of the shares of Common Stock and/or Preferred Stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price at which the stock may be purchased by third parties. The Stock Option expires (i) on the tenth anniversary date thereof (subject to extensions, at American Software's option, for one or more successive ten-year terms), or (ii) on the date on which American Software makes a distribution to its shareholders of all or any portion of its Common Stock, or (iii) on the date that the Company, with American Software's express consent, issues, or enters into an agreement to issue, shares of Common Stock (other than pursuant to the 1997 Stock Plan) such that, when issued and combined with Common Stock authorized under the 1997 Stock Plan and all issued and outstanding shares of Common Stock not held by American Software, exceeds twenty percent (20%) of the issued and outstanding Common Stock.

TECHNOLOGY LICENSE AGREEMENT

  The Company and American Software have entered into a Technology License Agreement pursuant to which the Company has granted American Software a non-exclusive, worldwide license to use, execute, reproduce, display, modify, and prepare derivatives of the Logility Value Chain Solutions product line, provided such license is limited to maintaining and supporting users that have licensed Logility Value Chain Solutions products from American Software. Pursuant to the Technology License Agreement, the Company and American Software are required to disclose to one another any and all enhancements and improvements which they may make or acquire in relation to a Logility Value Chain Solutions product, subject to confidentiality requirements imposed by third parties. The term of the Technology License Agreement is indefinite, although the Company may terminate the Technology License Agreement for cause, and American Software may terminate the Technology License Agreement at any time upon 60 days' notice to the Company. Upon termination of the Technology License Agreement, all rights to Logility Value Chain Solutions products licensed by the Company to American Software revert to the Company, while all rights to enhancements and improvements made by American Software to Logility Value Chain Solutions products revert to American Software.

MARKETING LICENSE AGREEMENT

  The Company and American Software USA, Inc. ("USA"), a wholly-owned subsidiary of American Software, have entered into a Marketing License Agreement pursuant to which USA has agreed to act as a non-exclusive marketing representative of the Company for the solicitation of license agreements relating to the Logility Value Chain Solutions product line. The Marketing License Agreement provides for the payment to USA of a commission equal to 30% (or 50% for affiliates of USA located in the United Kingdom and France if they carry out installation and provide first-line support services) of the net license revenue collected by the Company under license agreements for Logility Value Chain Solutions with end-users who are also licensees of software products of American Software which are secured and forwarded to the Company by USA and accepted by the Company. Payments to USA are subject to a charge-back or credit in favor of the Company equal to the amount previously paid to USA with respect to amounts that are refunded to end-users. The Company has no obligation to reimburse USA for expenses and costs incurred by it in the performance of its duties under the Marketing License Agreement. The Marketing License Agreement has a five-year term, although the Company may terminate the Marketing License Agreement for cause, and either party may terminate the Marketing License Agreement at any time upon 12 months' notice to the other party.

SUBSIDIARY FORMATION AGREEMENT

  The Company, American Software, and certain subsidiaries of American Software have entered into a Subsidiary Formation Agreement which provides for the transfer to the Company by American Software and such subsidiaries of American Software of certain assets and the assumption by the Company of certain liabilities relating to the former Supply Chain Planning division of American Software. This Agreement subsequently was amended to include the WarehousePRO software and certain related operations, assets and liabilities.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus, as adjusted to reflect the sale of the shares by the Company pursuant to this offering, by (a) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director of the Company, (c) each of the executive officers, and (d) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                              SHARES
                                                           BENEFICIALLY
                                                           OWNED AFTER
                                                          COMPLETION OF
                                                             OFFERING
                                                        ---------------------
NAME AND ADDRESS(1)                                       NUMBER      PERCENT
- -------------------                                     ----------    -------
American Software...................................... 11,300,000     83.7%(2)
 470 East Paces Ferry Road, N.E.
 Atlanta, Georgia 30305
James C. Edenfield..................................... 11,300,000(3)  83.7%(2)
J. Michael Edenfield...................................        -0-      --
James M. Modak.........................................        -0-      --
Lawrence R. Olin.......................................        -0-      --
Donald L. Thomas.......................................        -0-      --
Andrew G. White........................................        -0-      --
All directors and executive officers as a group (6
 persons).............................................. 11,300,000     83.7%(2)

- --------

(1) The address of each of these persons is in care of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
(2) As of the date of this Prospectus, American Software is the owner of 100% of the outstanding Common Stock of the Company. See "Relationship With American Software and Certain Transactions."

(3) Consists of shares held by American Software. James C. Edenfield owns 0.4% of the outstanding Class A Common Shares and 53.6% of the outstanding Class B Common Shares of American Software. Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the board of directors of American Software. Accordingly, Mr. Edenfield may be deemed to share beneficial ownership of the Common Stock of the Company held by American Software.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of (i) twenty million (20,000,000) shares of Common Stock having no par value, of which 11,300,000 shares are outstanding as of the date hereof, and (ii) two million (2,000,000) shares of Preferred Stock, of which no shares are outstanding as of the date hereof. Of the 20,000,000 shares of Common Stock, 2,200,000 shares are being offered hereby (not including over-allotment shares), and 11,300,000 shares will be outstanding and held by American Software upon consummation of this offering. A description of the material terms and provisions of the Articles affecting the relative rights of holders of the Common Stock and the Preferred Stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to the form of the Articles filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of the stockholders. Holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock, present in person or represented by proxy, subject to any voting rights granted to holders of any Preferred Stock. Upon completion of this offering and the addition of independent directors, the Board of Directors will be divided into three classes serving staggered three-year terms. Except as otherwise provided by law or expressly permitted in the Articles, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Articles must be approved by a majority of the voting power of the Common Stock. Holders of shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of holders of Preferred Stock.

  In the event of any merger or consolidation of the Company with or into another company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). In the event of a liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, all holders of Common Stock are entitled to share ratably in all assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption, have preemptive rights to purchase additional shares of Common Stock, or have rights of conversion to any other securities. The Company and American Software, however, have entered into a Stock Option Agreement pursuant to which the Company has granted to American Software a continuing option to purchase, under certain circumstances, at market price, additional shares of Common Stock or Preferred Stock to the extent necessary to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of Preferred Stock, to the extent necessary to own 80% of each outstanding class of such stock. See "Relationship with American Software and Certain Transactions--Stock Option Agreement."

  There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be sold in this offering will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

  Subject to certain limitations prescribed by law, the Board of Directors is authorized, without stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix the relative preferences, rights, voting powers, restrictions, limitations and qualifications of the shares within each series, including the dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights, preemptive rights and number of shares constituting any series. An issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting and other rights of holders of Common Stock and, under certain circumstances, could have the effect of delaying, deferring or preventing the removal of existing management, or could make it more difficult or costly for a third party to acquire, or otherwise could discourage a third party from attempting to acquire, control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF ARTICLES AND BYLAWS

  The Articles provide that any person purchasing or acquiring an interest in shares of capital stock of the Company, whether Common Stock or Preferred Stock, is deemed to have consented to the provisions summarized below relating to intercompany agreements, transactions with interested parties, and corporate opportunities. The Articles of Incorporation of American Software do not include comparable provisions relating to intercompany agreements, transactions with interested parties, or corporate opportunities. For a general discussion of anti-takeover provisions, see "Risks Factors--Anti-Takeover Provisions. "

 TRANSACTIONS WITH INTERESTED PARTIES

  The Articles provide that no contract, agreement, arrangement, or transaction (or any amendment, modification, or termination thereof) between the Company (which, for purposes of this paragraph, includes any corporation or other entity in which the Company owns 50% or more of the outstanding voting stock) and American Software (which, for purposes of this paragraph, includes any corporation or other entity in which American Software owns 50% or more of the outstanding voting stock) or any Related Entity (which, for purposes of this paragraph, means a corporation or other entity in which one or more of the directors of the Company have a direct or indirect financial interest), or between the Company and any director or officer of the Company, American Software or any Related Entity, will be void or voidable solely for the reason that American Software, a Related Entity or any one or more of the officers or directors of the Company, American Software or any Related Entity are a party thereto, or solely because any such officers or directors are present at, participate in or vote with respect to the authorization of such contract, agreement, arrangement or transaction (or any amendment, modification, or termination thereof). Further, the Articles provide that neither American Software nor any officer or director thereof or of any Related Entity shall be liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that American Software or an officer or director thereof or of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between the Company and American Software or such Related Entity. A vote cast or other action taken by any person who is an officer, director or other representative of American Software or such Related Entity, which vote is cast or action is taken by such person in his or her capacity as a director of the Company, shall constitute an action of, or exercise of a right by, or a consent of, American Software or such Related Entity for the purpose of any such contract, agreement, arrangement or transaction.

 COMPETITION BY AMERICAN SOFTWARE WITH THE COMPANY

  Corporate Opportunities. The Articles provide that except as American Software may otherwise agree in writing, and except as expressly provided in the Georgia Code, the Articles or the Bylaws, neither American Software nor any subsidiary of American Software (other than the Company) shall have a duty to refrain from (i) engaging in the same or similar business activities or lines of business as the Company; (ii) doing business with any potential or actual customer or supplier of the Company; or (iii) employing or otherwise engaging any officer or employee of the Company. Subject to the foregoing, neither American Software nor any subsidiary (other than the Company), officer or director of American Software will be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any of the activities described in the preceding sentence by American Software or any subsidiary (other than the Company), officer or director of American Software.

  The Articles also provide that if American Software or any subsidiary of American Software (other than the Company) acquires knowledge of a potential transaction or a matter that may be a corporate opportunity both for American Software or such subsidiary and for the Company, neither American Software nor such subsidiary (nor the officers and directors of American Software or such subsidiary) shall have a duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that American Software or such subsidiary pursues or acquires such opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company. The Articles also contain provisions allocating corporate opportunities between American Software (and its affiliates) and the Company based primarily on the relationship to the Company and American Software (or its affiliate) of the individual to whom such opportunity is presented. In general, corporate opportunities are allocated to the entity of which such individual is an officer or for which the officer is acting when the opportunity is presented. If the individual is an officer acting for both the Company and American Software or if it is unclear for which entity such individual is acting, the opportunity is allocated to American Software. See "Relationship with American Software and Certain Transactions."

  The enforceability under the Georgia Code of the above-described provisions of the Articles has not been established, and due to the absence of relevant judicial authority, counsel to the Company is not able to deliver an opinion as to the enforceability of such provisions. These provisions of the Articles, assuming they are enforceable, eliminate certain rights that might have been available to stockholders under Georgia law had such provisions not been included in the Articles.

  At the time of the consummation of this offering, certain of the directors and/or officers of the Company also will be officers and employees of American Software. See "Management."

  Actions Under Intercompany Agreements. The Articles also will limit the liability of American Software and its subsidiaries (other than the Company) for certain breaches of their fiduciary duties in connection with actions that may be taken or not taken in good faith under the intercompany agreements. See "Relationship with American Software and Certain Transactions."

 ADVANCE NOTICE AND CONSENT PROVISIONS

  The Bylaws provide for an advance notice procedure to be utilized for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by the Company not less than 115 days nor more than 150 days prior to the first anniversary of the preceding year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Articles permit stockholders to act by written consent in lieu of a stockholders meeting. Any action taken by consent is required to be reported to the non-consenting stockholders within ten days after the action is taken. See "Risk Factors--Relationship with American Software."

 RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

  The Bylaws and Georgia Code provide that, subject to certain exceptions specified therein, the Company shall not engage in any "business combination" with any "interested stockholder" for a period of five years following the time that such stockholder has become an interested stockholder, unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 90% of the Common Stock of the Company outstanding at the time the transaction commenced (excluding certain shares); or (iii) subsequent to becoming an interested stockholder, such stockholder acquired additional shares resulting in the interested stockholder owning at least 90% of the outstanding voting stock of the Company (excluding certain shares), and the business combination was approved at an annual or special meeting of the stockholders by the holders of a majority of the voting stock entitled to vote thereon (excluding certain shares). An "interested stockholder" means any person, other than the Company or its subsidiaries, that is (x) the beneficial owner of ten percent or more of the voting power of the outstanding voting shares of the Company; or (y) an affiliate of the Company which, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the Company. A "business combination" is broadly defined to include business combinations of every type (including share exchanges); sales or transfers of assets to an interested stockholder; the issuance to an interested stockholder of shares which have an aggregate market value of five percent of the total market value of all shares; plans of liquidation or dissolution; and any recapitalization which directly or indirectly increases the ownership of shares by the interested stockholder by at least five percent. This provision of the By-Laws may be repealed only by vote of holders of a majority of outstanding shares, excluding those shares held by an interested stockholder. Any such repeal would become effective 18 months after such vote, and would not apply to a person who became an interested stockholder prior to such vote.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Wachovia Bank of North Carolina, N.A.

LISTING

  The Company's Common Stock has been approved for quotation on the Nasdaq National Market, upon completion of this offering, under the trading symbol "LGTY." See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

  Upon completion of this offering, the Company will have 13,500,000 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 11,300,000 shares of outstanding Common Stock held by American Software are deemed "Restricted Shares" under Rule 144 of the Securities Act and will be eligible for sale without restriction or further registration pursuant to Rule 144 upon the expiration of American Software's one-year holding period, expiring in January 1998, subject to the volume, manner of sale and other limitations of Rule 144.

  American Software may, in the future, elect to distribute to its stockholders all of the shares of Common Stock that it holds, provided that such a distribution would be treated as a tax-free distribution for federal income tax purposes. American Software has no present plans or intention to make such a distribution, however. Accordingly, there can be no assurance as to when, if ever, such a distribution may occur. Any shares of Common Stock that would be distributed in such a distribution are expected to be freely tradeable, without restriction under the Securities Act, other than shares distributed to "affiliates" of the Company. See "Risk Factors--Shares Eligible for Sale After this Offering."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock, or the average weekly trading volume in the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed under Rule 144. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale, and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In calculating the one- and two-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

  The Company intends to register pursuant to a registration statement on Form S-8 the 295,000 shares of Common Stock reserved for future issuance under the Company's 1997 Stock Plan. Such shares of Common Stock (to the extent issued) will be eligible for sale, subject to vesting and exercisability restrictions. The Company expects to file such registration statement as soon as practicable after the closing of this offering, and such registration statement is expected to become effective upon filing. Shares covered by such registration statement will thereupon be eligible for sale in the public markets. No options have yet been granted under this Plan.

  The Company and American Software have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities, on behalf of the Underwriters, except that the Company may issue, and may grant options to purchase shares of Common Stock under its 1997 Stock Plan, and except for shares issued in connection with acquisitions. Any shares sold pursuant to the exercise of stock options or pursuant to acquisitions during such 180-day period would be subject to a lock-up through the end of that period. Alternatively, the Company may elect to provide that any options to purchase shares of Common Stock will not vest during such 180-day period. Montgomery Securities, on behalf of the Underwriters may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. See "Risk Factors--Shares Eligible for Sale After this Offering."

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), represented by Montgomery Securities, Cowen & Company Interstate/Johnson Lane Corporation and Hamphire Securities Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                        NUMBER
UNDERWRITER                                                            OF SHARES
- -----------                                                            ---------
Montgomery Securities.................................................
Cowen & Company.......................................................
Interstate/Johnson Lane Corporation...................................
Hampshire Securities Corporation......................................
                                                                       ---------
 Total................................................................ 2,200,000
                                                                       =========


  The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $         per share; and the
Underwriters may allow, and such dealers may re-allow, a concession of not
more than $         per share to certain other dealers. After the offering,
the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 330,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,200,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The Company and American Software have agreed, subject to certain limited exceptions, that they will not, without the prior written consent of Montgomery Securities (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose or transfer of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock or publicly announce such party's intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus. The Company may issue shares of Common Stock or options to purchase Common Stock pursuant to the 1997 Plan or in connection with an acquisition if the holders of such shares or options agree not to sell, offer, dispose of or otherwise transfer any such shares or options during that period. Alternatively, the Company may elect to provide that any options to purchase shares of Common Stock will not vest during such 180-day period. Montgomery Securities, on behalf of the Underwriters may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. See "Shares Eligible for Future Sale."

  The Underwriting Agreement provides that the Company will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilization, syndicate covering transactions and imposition of penalty bids. In an over-allotment, the Underwriters would allot more shares of Common Stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreement. Stabilizing means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with this offering. Pursuant to a penalty bid, Montgomery Securities, on behalf of the Underwriters, would be able to reclaim a selling concession from an Underwriter if shares of Common Stock originally sold by such Underwriter are purchased in syndicate covering transactions. These transactions may result in the price of the Common Stock being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

  The Representatives have advised the Company that the Underwriters will not confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the prevailing market conditions at the time of the offering, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Gambrell & Stolz, L.L.P., Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The combined financial statements of Logility, Inc. as of April 30, 1996 and 1997 and for each of the years in the three-year period ended April 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Midwest Regional Office of the Commissioner located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part thereof may be obtained from the Commission at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commissioner's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to distribute to its stockholders annual reports containing audited financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                                 LOGILITY, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Combined Financial Statements:
 Combined Balance Sheets as of April 30, 1996 and 1997 and as of July 31,
  1997 (Unaudited)........................................................ F-3
 Combined Statements of Operations for the Years ended April 30, 1995,
  1996 and 1997 and for the Three Months ended July 31, 1996 and 1997 (Un-
  audited)................................................................ F-4
 Combined Statements of Stockholder's Equity for the Years ended April 30,
  1995, 1996 and 1997 and for the Three Months ended July 31, 1997 (Unau-
  dited).................................................................. F-5
 Combined Statements of Cash Flows for the Years ended April 30, 1995,
  1996 and 1997 and for the Three Months ended July 31, 1996 and 1997 (Un-
  audited)................................................................ F-6
 Notes to Combined Financial Statements................................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Logility, Inc.:

  We have audited the accompanying combined balance sheets of Logility, Inc. (a wholly-owned subsidiary of American Software, Inc.) as of April 30, 1996 and 1997, and the related combined statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended April 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Logility, Inc. as of April 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
August 1, 1997, except as to note 10,
which is as of August 12, 1997

                                 LOGILITY, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

                            COMBINED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         APRIL 30,             JULY 31,
                                       ---------------  -----------------------
                                        1996     1997      1997        1997
                                       -------  ------  ----------- -----------
                                                                     PRO FORMA
                                                          ACTUAL     (NOTE 1)
                                                        (UNAUDITED) (UNAUDITED)
Current assets:
 Cash and cash equivalents............ $    13     732       400
 Trade accounts receivable, less al-
  lowance for doubtful accounts of
  $330, $421 and $421 at April 30,
  1996 and 1997 and July 31, 1997, re-
  spectively:
   Billed.............................   3,756   3,843     4,894
   Unbilled...........................   1,576   2,737     2,409
 Prepaid expenses and other current
  assets..............................      35     147       245
                                       -------  ------    ------
    Total current assets..............   5,380   7,459     7,948
Furniture and equipment, less accumu-
 lated depreciation...................     529     876     1,013
Intangible assets, less accumulated
 amortization.........................   7,961   7,732     7,390
Other assets, net.....................     300     300       300
                                       -------  ------    ------
                                       $14,170  16,367    16,651
                                       =======  ======    ======
 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable..................... $   101   1,266     1,093
 Accrued compensation and related
  costs...............................     920   1,305     1,126
 Deferred revenues....................   2,953   3,886     4,841
 Other current liabilities............     183     445       244
                                       -------  ------    ------
    Total current liabilities.........   4,157   6,902     7,304
Deferred income taxes.................   2,789   2,797     2,686
                                       -------  ------    ------
    Total liabilities.................   6,946   9,699     9,990
                                       -------  ------    ------
Stockholder's equity:
 Preferred stock; 2,000,000 shares au-
  thorized; no shares issued..........     --      --        --          --
 Common stock, no par value;
  20,000,000 shares authorized;
  11,300,000 shares issued and out-
  standing as of April 30, 1997 and
  July 31, 1997.......................     --      --        --          --
 Additional paid-in capital...........     --    4,337     4,106      10,035
 Divisional equity....................  10,362   5,453     5,929         --
 Accumulated deficit..................  (3,138) (3,122)   (3,374)     (3,374)
                                       -------  ------    ------      ------
    Total stockholder's equity........   7,224   6,668     6,661       6,661
Commitments and contingencies.........
                                       -------  ------    ------
                                       $14,170  16,367    16,651
                                       =======  ======    ======

See accompanying notes to combined financial statements.

                                 LOGILITY, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

                       COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    THREE
                                             YEARS ENDED         MONTHS  ENDED
                                              APRIL 30,            JULY 31,
                                        -----------------------  --------------
                                         1995     1996    1997    1996    1997
                                        -------  ------  ------  ------  ------
                                                                  (UNAUDITED)
Revenues:
 License............................... $ 5,767  10,700  12,359   2,686   4,347
 Maintenance...........................   2,628   3,797   5,051   1,145   1,895
 Services..............................   1,815   2,136   4,414     961   1,506
                                        -------  ------  ------  ------  ------
    Total revenues.....................  10,210  16,633  21,824   4,792   7,748
                                        -------  ------  ------  ------  ------
Cost of revenues:
 License...............................   2,184   4,016   3,970     853   1,231
 Maintenance...........................     624     876   1,219     249     353
 Services..............................   1,030   1,131   1,969     462     695
                                        -------  ------  ------  ------  ------
    Total cost of revenues.............   3,838   6,023   7,158   1,564   2,279
                                        -------  ------  ------  ------  ------
    Gross margin.......................   6,372  10,610  14,666   3,228   5,469
                                        -------  ------  ------  ------  ------
Operating expenses:
 Research and development..............   1,168   1,452   3,484     694   1,205
 Sales and marketing...................   6,295   9,892  10,628   2,503   3,430
 General and administrative including
  provisions for doubtful accounts of
  $710, $431, $302, $108 and none in
  years ended April 30, 1995, 1996 and
  1997 and the three months ended July
  31, 1996 and 1997, respectively......   2,155   2,140   2,508     528     610
                                        -------  ------  ------  ------  ------
    Total operating expenses...........   9,618  13,484  16,620   3,725   5,245
                                        -------  ------  ------  ------  ------
    Operating income (loss)............  (3,246) (2,874) (1,954)   (497)    224
Income taxes...........................     --      --      --      --      --
                                        -------  ------  ------  ------  ------
    Net income (loss).................. $(3,246) (2,874) (1,954)   (497)    224
                                        =======  ======  ======  ======  ======
Net income (loss) per common share..... $ (0.29)  (0.25)  (0.17)  (0.04)   0.02
                                        =======  ======  ======  ======  ======
Weighted-average common shares out-
 standing..............................  11,300  11,300  11,300  11,300  11,300
                                        =======  ======  ======  ======  ======

See accompanying notes to combined financial statements.

                                 LOGILITY, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                 YEARS ENDED APRIL 30, 1995, 1996 AND 1997

           AND THE THREE MONTHS ENDED JULY 31, 1997 (UNAUDITED)

                                 (IN THOUSANDS)

                          COMMON STOCK  ADDITIONAL                            TOTAL
                          -------------  PAID-IN   DIVISIONAL ACCUMULATED STOCKHOLDER'S
                          SHARES AMOUNT  CAPITAL     EQUITY     DEFICIT      EQUITY
                          ------ ------ ---------- ---------- ----------- -------------
Balance at April 30,
 1994...................     --  $ --        --       8,285       (966)       7,319
Contribution from
 American Software,
 Inc....................     --    --        --       2,229        --         2,229
Net loss................     --    --        --      (2,742)      (504)      (3,246)
                          ------ -----    ------     ------     ------       ------
Balance at April 30,
 1995...................     --    --        --       7,772     (1,470)       6,302
Contribution from
 American Software,
 Inc....................     --    --        --       3,796        --         3,796
Net loss................     --    --        --      (1,206)    (1,668)      (2,874)
                          ------ -----    ------     ------     ------       ------
Balance at April 30,
 1996...................     --    --        --      10,362     (3,138)       7,224
Contribution from
 American Software,
 Inc....................     --    --        --       2,114        --         2,114
Issuance of common stock
 in connection with
 formation..............  11,300   --      5,053     (5,053)       --           --
Dividend paid to
 American Software,
 Inc....................     --    --       (716)       --         --          (716)
Net loss................     --    --        --      (1,970)        16       (1,954)
                          ------ -----    ------     ------     ------       ------
Balance at April 30,
 1997...................  11,300   --      4,337      5,453     (3,122)       6,668
Dividend paid to
 American Software, Inc.
 (Unaudited)............     --    --       (231)       --         --          (231)
Net income (loss)
 (Unaudited)............     --    --        --         476      (252)          224
                          ------ -----    ------     ------     ------       ------
Balance at July 31, 1997
 (Actual) (Unaudited)...  11,300 $ --      4,106      5,929     (3,374)       6,661
                          ====== =====    ======     ======     ======       ======
Balance at July 31, 1997
 (Pro Forma) (Unaudited)
 (Note 1)...............  11,300 $ --     10,035        --      (3,374)       6,661
                          ====== =====    ======     ======     ======       ======

See accompanying notes to combined financial statements.

                                 LOGILITY, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                            THREE MONTHS ENDED
                                   YEARS ENDED APRIL 30,         JULY 31,
                                   -----------------------  ------------------
                                    1995     1996    1997     1996       1997
                                   -------  ------  ------  ---------  ---------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)...............  $(3,246) (2,874) (1,954)      (497)      224
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
   Depreciation and amortization.    1,592   2,394   3,258        693     1,059
   Write-off of purchased com-
    puter software costs.........      --    1,154     --         --        --
   (Increase) decrease in assets:
    Accounts receivable..........    1,403  (2,794) (1,248)       541      (723)
    Other assets.................      (26)   (289)   (111)         4       (98)
   Increase (decrease) in liabil-
    ities:
    Accounts payable, accrued
     costs and other.............      (93)    491   1,812       (116)     (553)
    Deferred revenues............       61   1,721     933       (579)      955
                                   -------  ------  ------  ---------  --------
     Net cash provided by (used
      in) operating activities...     (309)   (197)  2,690         46       864
                                   -------  ------  ------  ---------  --------
Cash flows from investing activi-
 ties:
 Additions to capitalized com-
  puter software development
  costs..........................   (2,223) (3,611) (2,795)      (898)     (616)
 Additions to purchased computer
  software costs.................     (255)   (574)    (36)        (6)      (34)
 Purchases of furniture and
  equipment......................      (88)   (422)   (545)      (128)     (204)
                                   -------  ------  ------  ---------  --------
     Net cash used in investing
      activities.................   (2,566) (4,607) (3,376)  (1,032)       (854)
                                   -------  ------  ------  ---------  --------
Cash flows from financing activi-
 ties:
 Deferred income taxes resulting
  from Tax Sharing Agreement.....      674     955       7        109      (111)
 Contributions from American
  Software, Inc..................    2,229   3,796   2,114        946       --
 Dividend paid to American Soft-
  ware, Inc......................      --      --     (716)       --       (231)
                                   -------  ------  ------  ---------  --------
     Net cash provided by (used
      in) financing activities...    2,903   4,751   1,405      1,055      (342)
                                   -------  ------  ------  ---------  --------
     Net change in cash..........       28     (53)    719         69      (332)
Cash and cash equivalents at be-
 ginning of year.................       38      66      13         13       732
                                   -------  ------  ------  ---------  --------
Cash and cash equivalents at end
 of year.........................  $    66      13     732         82       400
                                   =======  ======  ======  =========  ========

See accompanying notes to combined financial statements.

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business and Presentation

  Logility, Inc. (the "Company") develops, markets, and supports an integrated suite of client-server value chain management software products. This suite of products is designed to manage the flow of information and products along the entire value chain of an enterprise, from raw materials, manufacturing and warehousing to final consumption. The Company's products and services are used by customers within the United States and certain international markets.

  The Company is headquartered in Atlanta, Georgia, and is a wholly owned subsidiary of American Software, Inc. ("ASI"). The Company's operations consist of the following divisions and subsidiary of ASI which have been derived from ASI's consolidated financial statements: Supply Chain Planning and WarehousePRO divisions of ASI; and Distribution Sciences Inc., a wholly owned subsidiary of ASI. Effective January 23, 1997, in connection with the purchase of 11,300,000 shares of the common stock of the Company, ASI formally contributed its Supply Chain Planning division to the Company. Accordingly, divisional equity was reduced by $5,053,000 and that same amount was transferred to additional paid-in capital to reflect the contribution of the Supply Chain Planning division to the Company.

  The accompanying combined financial statements include the historical cost of the assets and liabilities and the results of operations of the Company's constituent businesses as reflected in ASI's consolidated financial statements. The Supply Chain Planning and WarehousePRO divisions required certain estimates and allocations which ASI believes approximates costs that relate to the Company's operations. Balance sheet amounts were generally derived based upon specific identification of assets and liabilities and certain allocations relating to the Supply Chain Planning division and WarehousePRO division. Since Distribution Sciences, Inc. was a separate business, no allocations were necessary, other than income taxes.

 Revenue Recognition

  License. License revenues in connection with license agreements for standard proprietary and tailored software are recognized upon delivery of the software, providing collection is considered probable and no significant obligations remain outstanding. Maintenance included in initial license revenues is deferred and recognized ratably over the term of the agreement.

  Maintenance. Maintenance fees are generally billed annually in advance and the resulting revenues are recognized ratably over the term of the maintenance agreement.

  Services. Revenues derived from services primarily include consulting, implementation, and training. Fees are billed under both time and materials and fixed fee arrangements and are recognized as services are performed.

  Deferred Revenues. Deferred revenues represent advance payments or billings for software licenses, services, and maintenance billed in advance of the time revenues are recognized.

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Cost of Revenues

  Cost of revenues for licenses include amortization of capitalized computer software development costs and purchased computer software costs, salaries and benefits, and royalties paid to third-party software vendors. Costs for maintenance and services include the cost of personnel to conduct implementations and customer support, consulting and other personnel-related expenses.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

 Furniture and Equipment

  Furniture and equipment are recorded at cost, less accumulated depreciation. Depreciation of computer equipment and office furniture and equipment is calculated using the straight-line method based upon an estimated useful life of five years.

 Intangible Assets

  Capitalized Computer Software Development Costs. The Company capitalizes certain computer software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers. The Company makes ongoing evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value. Capitalized computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

  Purchased Computer Software Costs. Purchased computer software costs represent the cost of acquiring computer software. Amortization of purchased computer software costs is calculated using the straight-line method over periods of three to five years.

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Total Expenditures, Amortization and Write-offs. Total expenditures for capitalized computer software development costs, total research and development expense, total amortization of capitalized computer software development costs, total amortization of purchased computer software costs and write-off of purchased computer software costs are as follows:

                                                               (IN THOUSANDS)
                                                             YEARS ENDED APRIL
                                                                    30,
                                                             ------------------
                                                              1995  1996  1997
                                                             ------ ----- -----
Total capitalized computer software development costs....... $2,223 3,611 2,795
Total research and development expense......................  1,168 1,452 3,484
                                                             ------ ----- -----
Total research and development expense and capitalized
 computer software development costs........................ $3,391 5,063 6,279
                                                             ====== ===== =====
Total amortization of capitalized computer software
 development costs.......................................... $  456 1,129 2,828
                                                             ====== ===== =====
Total amortization of purchased computer software costs..... $1,090 1,159   233
                                                             ====== ===== =====
Write-off of purchased computer software costs as a result
 of net realizable value test............................... $  --  1,154   --
                                                             ====== ===== =====

 Income Taxes

  The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires an asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's results of operations are included in the consolidated Federal income tax return filed by ASI.

 Loss Per Share

  Net loss per common share has been computed based upon net loss applicable to the common shareholder.

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

 Fair Value of Financial Instruments

  The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, trade accounts receivable, accounts payable, accrued compensation costs, and deferred revenues approximate fair value due to the short-term maturities of these assets and liabilities.

 Stock Compensation Plans

  The Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which encourages entities to recognize as compensation expense over the

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma disclosures for employee stock option grants made in fiscal year ended April 30, 1996 and future years as if the fair-value-based method as defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is recorded on the date of grant if the current market price of the underlying stock granted exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures under the provisions of SFAS No. 123.

 Impairment of Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by a company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles held for sale, other than those related to discontinued operations, be reported at the lower of carrying amount or fair value less costs to sell. The Company's adoption of SFAS No. 121 did not have an impact on its combined financial statements.

 Pro Forma Balance Sheet (Unaudited)

  As a result of the merger of Distribution Sciences, Inc. into the Company and ASI's contribution of the WarehousePRO division to the Company in August 1997, the pro forma unaudited balance sheet reflects the effect of the reclassification of divisional equity to additional paid-in capital as though the above described transactions occurred on July 31, 1997.

 Interim Financial Statements (Unaudited)

  In the Company's opinion, all adjustments (consisting only of normal, recurring adjustments) which the Company considers necessary for a fair presentation of the unaudited balance sheet as of July 31, 1997 and results of operations for the three months ended July 31, 1996 and 1997 are included. The results of operations for the three months ended July 31, 1997 are not necessarily indicative of the results of operations to be expected for the full year.

(2) RELATED PARTY TRANSACTIONS

  ASI provides marketing services, employees, and office space to the Company, allows the Company to participate in insurance coverage and benefit plans, and provides certain other administrative services to the Company. The combined statements of operations include the allocation of these expenses incurred by ASI to the Company based on percentage of license fees, specific identification, direct labor hours, head count, product license fees to total license fees, and square footage of leased properties.

(3) FURNITURE AND EQUIPMENT

  Furniture and equipment consist of the following at April 30, 1996 and 1997:

                                                                       (IN
                                                                    THOUSANDS)
                                                                    1996  1997
                                                                    ----  -----
Computer and communications equipment.............................. $704  1,172
Furniture and fixtures.............................................   44    121
                                                                    ----  -----
                                                                     748  1,293
Less accumulated depreciation...................................... (219)  (417)
                                                                    ----  -----
                                                                    $529    876
                                                                    ====  =====

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(4) INTANGIBLE ASSETS

  Intangible assets consist of the following at April 30, 1996 and 1997:

                                                                      (IN
                                                                  THOUSANDS)
                                                                  1996    1997
                                                                 ------  ------
Capitalized computer software development costs................. $8,948  11,743
Purchased computer software costs...............................    859     895
                                                                 ------  ------
                                                                  9,807  12,638
Less accumulated amortization................................... (1,846) (4,906)
                                                                 ------  ------
                                                                 $7,961   7,732
                                                                 ======  ======

(5) INCOME TAXES

  The Company is included in the consolidated Federal income tax return filed by ASI; however, the Company has provided for income taxes as if it were filing a separate income tax return.

  The Company has not recorded any income tax expense (benefit) for the years ended April 30, 1995, 1996 and 1997 because of cumulative operating losses incurred since inception. The Company's effective tax rate differs from the "expected" income tax benefit for those years calculated by applying the Federal statutory rate of 34% to operating loss as follows:

                                                            (IN THOUSANDS)
                                                          YEARS ENDED APRIL
                                                                 30,
                                                          --------------------
                                                           1995    1996   1997
                                                          -------  -----  ----
Computed "expected" income tax benefit................... $(1,104)  (977) (664)
Increase (decrease) in income taxes resulting from:
 State income taxes, net of Federal income tax effect....    (129)  (114)  (78)
 Change in the beginning-of-year balance of the valuation
  allowance for deferred tax assets......................   1,135  1,069   719
 Other, net..............................................      98     22    23
                                                          -------  -----  ----
                                                          $   --     --    --
                                                          =======  =====  ====

  The significant components of deferred income tax benefit attributable to operating loss for the years ended April 30, 1995, 1996 and 1997, are as follows:

                                                           (IN THOUSANDS)
                                                          YEARS ENDED APRIL
                                                                 30,
                                                         ---------------------
                                                          1995     1996   1997
                                                         -------  ------  ----
Deferred income tax benefit............................. $(1,135) (1,069) (719)
Increase in beginning-of-the-year balance of the valua-
 tion allowance for deferred tax assets.................   1,135   1,069   719
                                                         -------  ------  ----
                                                         $   --      --    --
                                                         =======  ======  ====

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities computed on a separate return basis and before consideration of the Company's Tax Sharing Agreement with ASI at April 30, 1996 and 1997 are presented as follows:

                                                                     (IN
                                                                 THOUSANDS)
                                                                  APRIL 30,
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
Deferred income tax assets:
 Compensated absences and other expenses, due to accrual for
  financial reporting purposes................................. $  281     405
 Accounts receivable, due to allowance for doubtful accounts...    125     160
 Net operating loss carryforwards..............................  4,635   5,203
                                                                ------  ------
   Total gross deferred income tax assets......................  5,041   5,768
 Less valuation allowance...................................... (2,252) (2,971)
                                                                ------  ------
   Net deferred income tax assets..............................  2,789   2,797
                                                                ------  ------
Deferred income tax liabilities:
 Capitalized computer software development costs...............  2,774   2,782
 Property and equipment, primarily due to differences in
  depreciation.................................................     15      15
                                                                ------  ------
   Total gross deferred income tax liabilities.................  2,789   2,797
                                                                ------  ------
   Net deferred income tax asset (liability)................... $  --      --
                                                                ======  ======

  In accordance with the Company's Tax Sharing Agreement with ASI, the Company computes a separate, stand-alone income tax provision and settles balances due to or from ASI on this basis. All benefits derived from deferred tax assets as defined in the Tax Sharing Agreement (which include net operating loss and tax credit carryforwards) that arise prior to the proposed initial public offering will be allocated to ASI. Accordingly, the Company will not receive any benefit from the $5,768,000 of gross deferred tax assets calculated on a separate return basis at April 30, 1997. However, deferred tax liabilities will be allocated to the Company (which gave rise to the Company's net deferred tax liability of $2,789,000 at April 30, 1996 and $2,797,000 at April 30, 1997). After this offering, to the extent the tax computation produces a tax benefit for the Company, ASI will be required to pay such amounts to the Company only if and when realized by ASI by the reduction in income taxes payable with respect to the current tax period. At April 30, 1997, ASI had net operating loss carryforwards of approximately $20,000,000 which must be utilized by ASI before the Company would receive payment for any currently generated tax benefits.


(6) STOCKHOLDER'S EQUITY

 Amendments to the Articles of Incorporation

  On July 25, 1996, the Company was incorporated as Supply Chain Management, Inc. with 1,000,000 authorized shares of common stock at no par value, although no operations were conducted in the Company until January 23, 1997. Effective November 25, 1996, the Company changed its name to Logility, Inc. On January 21, 1997, the Company increased its authorized shares of common stock to 20,000,000. All amounts included in these combined financial statements have been restated to reflect these changes.

 Stock Compensation

  The Company has not issued any stock options; however, certain employees of the Company received stock options of ASI. Under SFAS No. 123 ASI applies the provisions of APB Opinion No. 25 and related

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) interpretations in accounting for its stock option plans. Accordingly, no compensations cost has been recognized for ASI's stock option plans. Had compensation cost for the Company's share of stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                           (IN THOUSANDS)
                                                       YEARS ENDED APRIL 30,
                                                       -----------------------
                                                          1996         1997
                                                       -----------  ----------
Net loss:
 as reported.......................................... $    (2,874) (    1,954)
 pro forma............................................      (3,207)     (2,759)
Net loss per common share:
 as reported.......................................... $     (0.25)      (0.17)
 pro forma............................................       (0.28)      (0.24)

  The fair value of each option grant was determined using the same assumptions as those used by ASI and is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997: dividend yield of 0%; expected volatility of 211.9%; risk-free interest rates of 6.1%; and expected lives of 8 years.

(7) INTERNATIONAL REVENUES

  International revenues were $1,210,000 or 12%, $3,366,000 or 20%, and $2,574,000 or 12% of combined revenues for the years ended April 30, 1995, 1996 and 1997, respectively, and were derived primarily from customers in Canada, Europe, Australia, and Asia. Included in international revenues for 1996 were revenues from the United Kingdom of $2,148,000 or 13% of combined revenues.

(8) COMMITMENTS AND CONTINGENCIES

 401(k) Profit Sharing Plan

  The employees of the Company are offered the opportunity to participate in the ASI 401(k) Profit Sharing Plan (the "401(k) Plan"), which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, employees who have completed one year of service are eligible to participate. Eligible employees may contribute up to 15% of pretax income to the 401(k) Plan. Subject to certain limitations, the Company may make a discretionary matching contribution at an amount determined by the Board of Directors of the Company. The Company did not make contributions for 1995, 1996 or 1997.

 Lease Commitments

  The Company occupies its principal office facilities under a facilities agreement with ASI dated August 1, 1997, that is cancelable upon 90-day notice by either party (see note 9). Amounts allocated to the Company for rent expense for these facilities were $524,000 for each of the years ended
April 30, 1995, 1996 and 1997. In addition, the Company has a operating lease for office space that expires in June 2000. Rent expense under this lease was $112,000, $122,000 and $126,000 for the years ended April 30, 1995, 1996 and
1997, respectively.

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Future minimum lease payments under noncancelable operating leases (excludes cancelable leases with ASI) are as follows (in thousands):

             1998  $ 130
             1999    134
             2000    138
             2001     22

 Contingencies

  The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

(9)AGREEMENTS WITH ASI

  Effective August 1, 1997 (except for the Tax Sharing Agreement, which was effective January 23, 1997), the Company entered into certain contractual arrangements with ASI related to the following:

  TAX SHARING AGREEMENT--The terms of the Tax Sharing Agreement are described in note 5.

  SERVICES AGREEMENT--Commencing August 1, 1997, the Company began purchasing (or selling) various services from (to) ASI based upon various cost methodologies as described below:

                 SERVICE                           COST METHODOLOGY
                 -------                           ----------------
   . General corporate services         Apportioned based on apportionment
                                        formula to all ASI subsidiaries
   . Computing and communications       Actual usage
   . Professional services to customers Cost plus billing with the percentage on behalf of the Company (services of costs and expenses to be negotiated are available unless ASI
     determines it is not economic or
     otherwise feasible)
   . Employee benefits services         Apportioned based on apportionment
                                        formula to all ASI subsidiaries

  FACILITIES AGREEMENT--The Company leases various properties from ASI for specified square foot rates. The stated term of the agreement is for two years; however, the lease may be terminated by either party after a 90-day notice.

  STOCK OPTION AGREEMENT--The Company has granted ASI an option to purchase Company common stock to enable ASI to maintain the necessary ownership percentage required to consolidate the Company in ASI's consolidated Federal income tax return. The purchase price of the option is the average of the closing price on each of the five business days immediately preceding the date of payment.

  TECHNOLOGY LICENSE AGREEMENT--The Company granted ASI a nonexclusive, nontransferable, worldwide perpetual right and license to use, execute, reproduce, display, etc., its Value Chain Planning and Execution Solutions (which ASI had transferred to the Company) so that ASI may maintain and support end-users of the software products. The license is fully paid and royalty-free.

  MARKETING LICENSE AGREEMENT--The Company utilizes ASI as a nonexclusive marketing representative for licensing of its products and pays ASI 30% (50% for certain international licenses) of net license fees for its

                                LOGILITY, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF AMERICAN SOFTWARE, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


services. The stated term of the agreement is for five years, but may be terminated at either party's discretion upon 12 months notice.

(10) SUBSEQUENT EVENTS

  Effective August 5, 1997, Distribution Sciences, Inc. was merged into the Company. The merger was accounted for in a manner similar to a pooling of interests. Effective August 1, 1997, ASI contributed its Warehouse PRO division to the Company. In conjunction with these actions, divisional equity will be eliminated and transferred to additional paid-in capital on the effective date.

  On August 7, 1997, the Company's Board of Directors has approved an 11,300-for-one stock split effected in the form of a stock dividend. All references to common stock and stock options in these combined financial statements have been adjusted to reflect this stock split as if it had occurred prior to May 1, 1994.

  Effective August 7, 1997, the Company adopted the Logility, Inc. 1997 Stock Plan ("Stock Plan"). The Stock Plan provides for grants of incentive stock options and nonqualified stock options to certain key employees and directors of the Company. The Stock Plan also allows for stock appreciation rights in lieu of or in addition to stock options. Options to purchase a maximum of 295,000 shares of common stock and a maximum of 300,000 units of Stock Appreciation Rights ("SARs"), as defined, may be granted under the Stock Plan. The options and SARs generally vest over a four-year period The terms of the options generally will be for ten years, and the terms of the SARs generally will be for five years.

  On August 8, 1997, the Company amended its articles of incorporation to authorize 2,000,000 shares of preferred stock. The terms, rights, and preferences of the preferred stock will be determined by the Board of Directors.

  On August 12, 1997, the Company filed with the Securities and Exchange Commission to register and sell certain common stock.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been au-thorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securi-ties other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or so-licitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information contained herein is current as of any time subsequent to the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                ---------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Combined Financial Data..........................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   30
Management................................................................   42
Relationship with American Software and Certain Transactions..............   48
Principal Stockholders....................................................   52
Description of Capital Stock..............................................   53
Shares Eligible for Future Sale...........................................   57
Underwriting..............................................................   58
Legal Matters.............................................................   59
Experts...................................................................   59
Additional Information....................................................   59
Index to Combined Financial Statements....................................  F-1

  Until               , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               2,200,000 SHARES

                                     LOGO
                        [Logo of Logility Appears Here]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                             Montgomery Securities

                                Cowen & Company

                         Interstate/Johnson Lane

                               Corporation

                     Hampshire Securities Corporation

                                       , 1997

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of Common Stock offered hereby are as follows:

   SEC registration fee.............................................. $   9,967
   NASD filing fees..................................................     3,789
   NASDAQ National market listing....................................    50,000
   Printing and engraving expenses...................................         *
   Legal fees and expenses...........................................         *
   Accounting fees and expenses......................................         *
   Blue Sky fees and expenses (including legal fees).................    10,000
   Transfer agent and registrar fees and expenses....................         *
   Miscellaneous.....................................................         *
                                                                      ---------
       Total......................................................... $ 850,000
                                                                      =========

- --------
* To be completed by amendment.

    The Company will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted under the Georgia Business Corporation Code, the Company's Amended and Restated Articles of Incorporation (the "Articles"), and the Company's Amended and Restated Bylaws (the "Bylaws"), as well as certain indemnification agreements between the Company and its directors and officers, provide for mandatory indemnification of a director or officer of the Company to the extent that such individual has been successful in the defense of a proceeding to which such individual was a party because he or she was a director or officer of the Company for expenses incurred by such individual in connection with such proceeding. Additionally, a director or officer may be indemnified for liabilities and expenses which the indemnified person incurred in a proceeding if such individual acted in good faith (i) in his or her capacity as a director or officer, in a manner reasonably believed to be in the best interests of the Company, (ii) in all other cases, in a manner reasonably believed to be not opposed to the best interests of the Company, and (iii) with respect to a criminal proceeding, that the indemnified person had no reasonable cause to believe his or her conduct was unlawful. Reference is made to the Company's Articles and Bylaws filed as Exhibits 3.1 and 3.2, respectively, and the form of Indemnification Agreement between the Company and the Company's directors and executive officers filed as Exhibit 10.2.

  The Articles also provide that any person purchasing or otherwise acquiring an interest in a share of capital stock of the Company is deemed to have consented to certain provisions in the Articles that (i) permit the officers and directors of the Company and American Software, Inc. (together with successors and certain affiliates of American Software, Inc., "American Software") to allocate corporate opportunities to either the Company or American Software as such officers and directors deem appropriate in accordance with certain policies contained in the Articles, and that none of the Company, American Software, and their respective officers and directors shall be liable for any breach of fiduciary duty in connection therewith, and
(ii) eliminate the liability of American Software and its officer and directors for engaging in business activities similar to those of the Company and for actions taken in connection with agreements entered into between the Company and American Software, in accordance with certain guidelines contained in the Articles.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  American Software maintains directors and officers liability insurance for the benefit of its and the Company's directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company has not issued any unregistered securities except for the sale of 1,000 shares of common stock (subsequently increased to 11,300,000 shares as a result of a stock split) to its parent, American Software, Inc., in connection with the organization of the Company on January 23, 1997. The common stock issued to American Software, Inc. was issued in reliance upon the exemption provided by Section 4(2) under the Act.

  As consideration for the common stock issued on January 23, 1997, American Software, Inc. contributed to the Company the software and other assets that constitute the principal business of the Company, valued, for purposes of the Company's combined financial statements, at approximately $5,000,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  1.1*  Form of Underwriting Agreement
  3.1+  Amended and Restated Articles of Incorporation of the Company.
  3.2+  Amended and Restated By-Laws of the Company.
  4.1*  Specimen certificate representing the Common Stock.
  5.1   Opinion of Gambrell & Stolz, L.L.P.
 10.1+  1997 Stock Plan and forms of agreement thereunder.
        Form of Indemnification Agreement between the Company and the Company's
 10.2+  Directors and Officers.
 10.3+ Subsidiary Formation Agreement among the Company, American Software, and certain subsidiaries of American Software, as amended.
 10.4+  Merger Agreement between the Company and Distribution Sciences, Inc.
 10.5+  Services Agreement between the Company and American Software.
 10.6+  Facilities Agreement between the Company and American Software.
 10.7+  Tax Sharing Agreement between the Company and American Software.
 10.8+  Stock Option Agreement between the Company and American Software.
        Technology License Agreement between the Company and American Software,
 10.9+  as amended.
        Marketing License Agreement between the Company and American Software,
 10.10+ as amended.
        Employment Agreement and Offer Letter from the Company to James M.
 10.11+ Modak.
 23.1   Consent of Gambrell & Stolz, L.L.P. (included in Exhibit 5.1).
 23.2   Consent of KPMG Peat Marwick LLP.
 24.1+  Power of Attorney.
 27.1+  Financial Data Schedule.

- --------
* To be filed by amendment.

+ Previously filed.

  (b) Financial Statement Schedules:

     Schedule II Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in item 14 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes (i) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (ii) that for purposes of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Act as part of this registration statement as of the time it was declared effective; and (iii) that for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on September 8, 1997.

                                       LOGILITY, INC.

                                       By:  *
                                           ----------------------
                                           J. Michael Edenfield, President


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                          TITLE                                    DATE
- ---------                          -----                                    ----
     *                             Director and President             September 8, 1997
_________________________________  (Principal Executive Officer)
J. Michael Edenfield

     *                             Director                           September 8, 1997
_________________________________
James C. Edenfield

     *                             Chief Financial Officer and        September 8, 1997
_________________________________  Senior Vice President
James M. Modak                     (Principal Financial Officer)

     *                             Controller                         September 8, 1997
_________________________________  (Principal Accounting Officer)
David E. Weigand

*By: /s/ James M. Modak
  -------------------------------
  James M. Modak, as attorney-in-fact                  September 8, 1997